SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                               AMMENDMENT NO. 2 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                         CORMAX BUSINESS SOLUTIONS INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

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
       UTAH                                            7389                       84-0959153
(STATE OR OTHER JURISDICTION                (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)        IDENTIFICATION NO.)
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                          SUITE 250, 708 11th AVENUE SW
                            CALGARY, ALBERTA T2R 0E4
                               Ph# (888) 261-2887
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                          SUITE 250, 708 11th AVENUE SW
                            CALGARY, ALBERTA T2R 0E4
                               Ph# (888) 261-2887
              (ADDRESS AND PRINCIPAL PLACE OF BUSINESS OR INTENDED
                          PRINCIPAL PLACE OF BUSINESS)
                                TODD A. VIOLETTE
                              CHAIRMAN OF THE BOARD

                          SUITE 250, 708 11th AVENUE SW
                            CALGARY, ALBERTA T2R 0E4
                               Ph# (888) 261-2887
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                                    Copy to:
                               Michael A. Littman
                                7609 Ralston Road
                             Arvada, Colorado 80002
                               Ph# (303) 422-8127


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective. If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement for the same offering. [ ]

If this is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


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----------------------------------------------------------------------------------------------------
                         Calculation of Registration Fee
----------------------------------------------------------------------------------------------------
Title of each              Dollar           Proposed Maximum      Proposed             Amount of
Class of securities        Amount to        offering price        Maximum Aggregate   Registration
To be registered           be registered    per unit price        offering price              Fee
----------------------------------------------------------------------------------------------------
Common Stock               4,902,472
Common Stock              15,000,000             .35
Common Stock              19,902,472                              6,965,865.20           1838.98
----------------------------------------------------------------------------------------------------
Total Registration Fee     1838.98
----------------------------------------------------------------------------------------------------
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Notes to Calculation of Registration Fee:

The registration fee was calculated using the market price of our common equities on the day this document was prepared. Therefore, the fee calculation was furnished in reference to provisions of Rule 457(c).
--------------------------------------------------------------------------------

We will amend and complete the information in this Prospectus. The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.
--------------------------------------------------------------------------------

                     SUBJECT TO COMPLETION - [July 3, 2001]


--------------------------------------------------------------------------------

Item 3. Summary Information and Risk Factors:

                                   PROSPECTUS

                                15,000,000 SHARES


                        [CORMAX BUSINESS SOLUTIONS INC.]

                                  COMMON STOCK


This prospectus relates to an aggregate 19,902,472 shares of common stock of Cormax Business Solutions Inc., of which 4,902,472 may be offered for sale by persons who have acquired such shares in acquisitions of businesses by us or in other private transactions and 15,000,000 shares which are being offered for sale by the company. We are registering 4,902,472 shares under the Securities Act of 1933 on behalf of the stockholders so that they can sell them in a public offering or other distribution. We will not receive any proceeds from the sale of these shares. We will receive the proceeds from the sale of the 15,000,000 shares. We currently do not have an underwriting agreement and will offer our securities at a price of $0.35 on a best efforts minimum/maximum basis. Once effective the price will remain fixed throughout the length of the offering.

Our common stock currently trades on the Over-The-Counter-Bulletin Board under the symbol "CMXS"

SEE "RISK FACTORS" ON PAGE 6 TO READ ABOUT RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this prospectus is July 3, 2001

                               PROSPECTUS SUMMARY

You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" and our financial statements and related notes included elsewhere in this prospectus.

OUR COMPANY
Cormax Business Solutions is a network integration company that specializes in building turnkey wide area networks. These networks can be owned and operated by the customer, cooperatively built and operated under our unique affiliate program or owned and operated by Cormax as part of the customers overall network strategy. These services can include LAN-extension, frame relay, ISDN, cable networks and satellite. Cormax handles the entire project from design to implementation and ongoing management.

The market for wireless data solutions is expected to grow rapidly. The convergence of wireless communications and the Internet has created new demand for data connections that free users from their desktop personal computers. DataQuest, a market research firm, estimates that the number of wireless data subscribers worldwide will grow from approximately 14 million at the end of 1998 to approximately 103 million at the end of 2003. However, wireless data solutions remain complex due to incompatible devices and networks, slow data speeds and uncertain security.

We intend to become a provider of wireless data integration services to commercial and other enterprises. We intend to achieve our objectives through the following strategies:

     -    Continue to broaden the scope of our services;

     -    Strive for market leadership in the network integration sector;

     -    Expand to new markets;

     -    Seek additional connections to carriers;

     - Increase our market penetration and brand recognition through enhanced sales and marketing efforts; and

     - Expand technologies and capabilities through strategic acquisitions and alliances.

Cormax provides comprehensive consulting services. We provide network assessments, evaluations, and design services.

Cormax has well-established relationships with the industry's leading manufacturers, while continually scanning the market for new powerful technology. Our existing relationships with key manufacturers help us design and deliver the best possible solutions for our customers'.

OUR ADDRESS AND TELEPHONE NUMBER

The address of our principal executive office is Suite 250, 708 11th Avenue S.W., Calgary, Alberta, Canada. Our telephone number is (888) 261-2887. Our website address is www.expanded-systems.com and www.cormaxinc.com. Information contained on our website does not constitute part of this prospectus and our address should not be used as a hyperlink to our website.

This prospectus contains trademarks and names of persons other than Cormax Business Solutions Inc., which is the property of their respective owners.

                                  THE OFFERING

Common stock outstanding as of March 31, 2001.................14,879,921 shares

Common stock being offered by Selling Stockholders.............4,902,472 shares

Common Stock being offered for sale in this prospectus........15,000,000 shares

Common stock outstanding after this offering..................34,782,393 shares

Over The Counter Bulletin Board symbol........................CMXS



The total number of shares outstanding after the offering is based on 14,879,921 shares outstanding as of March 31, 2001 and the 4,902,472 shares being registered on behalf of our selling security holders and 15,000,000 shares of common stock offered for sale by this prospectus.


All of the shares that are being offered by selling stockholders and the company must deliver a copy of this prospectus to persons who buy them. The selling stockholders will probably sell the shares at prevailing market prices, through broker-dealers, although they are not required to do so. The selling stockholders will retain all of the proceeds of their sales, except for commissions they may pay to broker-dealers. We will not receive any money from the selling shareholders. The company plans to sell the 15,000,000 shares from treasury to accredited purchasers at an offering price of $0.35.

                                TABLE OF CONTENTS
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                                                                                                             Page

Item 1.  Front of Registration Statement and Outside Front Cover of Prospectus.................................1
Item 2.  Inside Front and Outside Back Cover Pages of Prospectus...............................................1
Item 3.  Summary Information and Risk Factors..................................................................2
Item 4.  Use of Proceeds.......................................................................................10
Item 5.  Determination of Offering Price.......................................................................10
Item 6.  Dilution..............................................................................................11
Item 7.  Selling Security Holders..............................................................................11
Item 8.  Plan of Distribution..................................................................................15
Item 9.  Legal Proceedings.....................................................................................17
Item 10. Directors, Executive Officers, Promoters and Control Persons..........................................18
Item 11. Security Ownership of Certain Beneficial Owners and Management........................................20
Item 12. Description of Securities.............................................................................20
Item 13. Interest of Named Experts and Counsel.................................................................21
Item 14. Disclosure of Commission Position if Indemnification for Securities Act
         Liabilities...........................................................................................21
Item 15. Organization Within The Last Five Years...............................................................22
Item 16. Description of Business...............................................................................23
Item 17. Management's Discussion and Analysis or Plan of Operation.............................................29
Item 18. Description of Property...............................................................................30
Item 19. Certain Relationships and Related Transactions........................................................30
Item 20. Market for Common Equity and Related Transactions.....................................................32
Item 21. Executive Compensation................................................................................33
Item 22. Financial Statements..................................................................................F-1 - F-26

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 23. Changes In and Disagreements With Accountants on Accounting and Financial
         Disclosure............................................................................................II-1
Item 24. Indemnification of Directors and Officers.............................................................II-1
Item 25. Other Expenses of Issuance and Distribution...........................................................II-2
Item 26. Recent Sales of Unregistered Securities...............................................................II-2
Item 27. Exhibits..............................................................................................II-8
Item 28. Undertakings..........................................................................................II-9

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                                       5

RISK FACTORS

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER THE FOLLOWING RISK FACTORS CAREFULLY BEFORE INVESTING IN OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY RISKS AND UNCERTAINTIES THAT WE FACE OR THAT MAY AFFECT OUR BUSINESS. IF ANY OF THE RISKS DESCRIBED BELOW ACTUALLY OCCUR, OUR BUSINESS COULD BE AFFECTED SIGNIFICANTLY. THIS COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT YOU PAID FOR OUR COMMON STOCK.

RELATIVE BUSINESS RISKS

An investment in our business is risky and could result in a loss of your entire investment. Some of the risk factors include the following:

Our Future Profitability Remains Uncertain.

We have suffered losses from operations, require additional financing, and we need to continue the development of our business divisions. Ultimately we need to generate revenues and successfully attain profitable operations. These factors raise substantial doubt about our ability to continue as a going concern. We cannot provide any assurance that we will be able to attain profitable operations.

We Have a History Of Substantial Losses And Negative Cash Flows.

We have experienced net losses and negative cash flows since we began implementing our current business plan. As we implement our current business plan, which includes investment in personnel, technology and other assets, our net losses and negative cash flows will continue for the foreseeable future. We may be unable to operate profitably in the future or generate positive cash flows. If we cannot operate profitably or generate positive cash flows, we may be unable to continue to operate our business, and you may lose your investment.

We Will Need To Raise Additional Capital.

We need to raise additional funds through public or private debt or equity financings to be able to execute our business plan. Any additional capital raised through the sale of equity may dilute your ownership interest. We may be unable to raise additional funds on favorable terms, or at all. If we are unable to obtain additional funds, we will be unable to execute our business plan and you could lose your investment.

The Market Price Of Our Common Stock May Drop Below The Offering Price.

We are offering to sell shares at the price on the cover page of this Prospectus, whereas the market price for our stock may vary significantly. Furthermore, the selling shareholders (who, in the aggregate, are offering 4,902,472 shares) may sell their shares at any price they deem acceptable, regardless of the price at which we are offering to sell our shares, and we have no control over the price at which they may sell their shares. If the market price for the shares drops below the offering price, or the selling shareholders decide to sell their shares below our offering price, prospective investors will likely choose to purchase shares from the selling shareholders or on the open market rather than directly from us. If this happens, the amount of financing we receive from this offering will be significantly reduced and we may be unable to sell any funds from this offering. In the event this happens it could have an adverse affect on the operations of the company. Consequently, persons who invest in our common stock may not be able to use their shares as collateral for loans and may not be able to liquidate at a suitable price in the event of an emergency.

Our Quarterly Operating Revenue May Deviate Significantly, Causing The Price Of Our Common Stock To Fluctuate.

Our quarterly revenue may be unpredictable and may cause significant volatility in the price of our common stock. There is a very good chance that our operating results will fall below expected values of the shareholders and analysts. Some of the factors that may cause the price of our common stock to fluctuate may include:

     -    Rising costs of expanding our operations;

     - The ability to acquire new customers and maintain effective relationships with our existing ones;

     - The amount of capital expenditure needed and the timing at which it is required;

     -    Our ability to sign customers to multi-year contracts;

     -    The introduction of new products and services;

     - The length of time necessary to set up, implement and establish a network with our customers;

The factors listed are just some of the elements that may cause fluctuations and unpredictable changes in common stock price.

The Growth And Demand For Our Services Is Highly Uncertain.

The market for wireless integration services is evolving. Future demand for these services and the timing of when future demand may occur is highly uncertain. We believe that many of our potential customers are not fully aware of the benefits of wireless network integration services. We must educate potential customers regarding these benefits and convince them of our ability to provide complete and reliable services. The market for our services may never become viable or grow further. If the market for our services does not grow or grows slower than we anticipate, our business, financial condition and operating results will be materially adversely affected.

Our Industry Suffers Rapid Technological Changes.

We do business in the wireless communications industry. This industry is characterized by rapidly developing technology. Changes in technology could affect the market for our products and necessitate additional improvements and developments to our products. We cannot predict that our research and development activities will lead to the successful introduction of new or improved products or that we will not encounter delays or problems in these areas. The cost of implementing new technologies to satisfy minimum specification requirements and/or quality and delivery expectations may exceed original estimates that could adversely affect operating results during any financial period.

As a Result Of Our Limited Operating History, We Have Not Yet Undergone The Significant Managerial And Internal Expansion That We Expect Will Occur, And Our Inability To Manage Growth Could Hurt Our Results Of Operations.

Expansion of our operations will be required to address anticipated growth of our customer base and market opportunities. Expansion will place a significant strain on our management, operational and financial resources. Currently, we have only a limited number of employees, and we will need to improve existing and implement new transaction processing, operational and financial systems, procedures and controls, and to expand, train and manage our employee base. We also will be required to expand our finance, administrative and operations staff, and to enter into relationships with various strategic partners, web site owners and operators, product manufacturers and distributors and other online service providers and other third parties we deem necessary to develop our business. Our failure to manage growth effectively could have a damaging effect on our business, results of operations and financial condition.

Although Our Business Has Yet To Attract Significant Regulation, Government Regulation May Result In Fines, Penalties, Taxes or Other Costs Or Consequences That May Reduce Our Future Earnings.

We cannot predict what new laws will be enacted, or how courts will interpret existing and new laws, and therefore are uncertain as to how new laws or the application of existing laws will affect our business. In addition, our business may be indirectly affected by legislation that affects the ability of our customers to engage in the purchase of our products and services. Increased regulation may decrease the growth in the use of our products and services, which could decrease the demand for our products and services, increase our cost of doing business or otherwise harm our business, results of operations and financial condition.

We Are Involved And May Become Involved In Legal Proceedings.

Our stockholders may suffer material dilution if a large number of options or other securities are awarded for settlement of legal proceedings. If awarded, the options or securities may be sold at a significant discount to the current market price. All of these legal proceedings are likely to be expensive for us. If such suits are determined against us and a court awards a material amount of cash damages, our business results of operations and financial condition will be materially adversely affected. In addition, any legal proceedings that may occur could divert management's attention and resources away from the operations of the company.

We Intend To Grow Our Business Through Acquisition.

If the right investments present themselves, growth through acquisition may occur. If we are successful in making an acquisition there are always risks associated with investment. Some of the associated risks that may affect our operation through acquisitions are:

     - Our acquisitions may lead us in a new direction of business that we were previously not experienced in.

     - We may encounter barriers when trying to integrate any new business into our existing operations.

     - The acquisition price may be a greater cost than the value presented with the acquisition itself.

     - Our business process may be disrupted by the acquisition diverting management's attention away from the core of our business.

     - We may have difficulties identifying prospective acquisitions and acquiring them under favorable terms.

     - We may be unable to retain management and key personnel of the acquired business.

     - A change in management may create interpersonal difficulties with the acquired company's existing employees.

     - There may be unforeseen liabilities that may not have been clear at the time of acquisition.

If we fail to successfully integrate acquired companies into our operations, such failure could have a material adverse effect upon our business, operating results and financial condition.

We May Be Unable To Retain Key Employees.


Our success depends in part on the continued services of our key employees. Losing one or more of our key personnel will seriously impair our ability or could cause us to fail to successfully implement our business plan. We believe that we will need to hire additional qualified technical employees and experienced sales personnel. These employees are in great demand and are likely to remain a limited resource for the foreseeable future. We may not be able to engage the services of such personnel or retain our current personnel.


There are three Key Employees, Todd Violette, Grahame Enwistle, and Glenn Boyd. All three employees have signed five year employment contracts with the corporation. If any of these three employees were unable to fulfill their roles with Cormax there may be an adverse material impact on the business.


Our Operations Are Subject To Currency Fluctuations.

For accounting purposes, the Canadian dollar is used as our functional currency. To date, all of our equity financing and certain debt financing have been conducted in U.S. dollars. This makes us subject to foreign currency fluctuations. Recently the Canadian dollar has experienced a devaluation against the U.S. dollar. Gains and losses resulting from the fluctuation of foreign exchange rates have been included in the determination of income. Continued devaluation of the Canadian dollar may have a material and adverse effect on our operations.

Our Stock May Be Subject To Significant Restrictions On Resale Of Our Stock Due To Federal Penny Stock Regulations.

Our stock differs from many stocks, in that it is a "penny stock." The SEC has adopted a number of rules to regulate penny stocks. These rules require that a broker or dealer, prior to entering into a transaction with a customer must first furnish certain information related to the penny stock. The information that must be disclosed includes; quotes on the bid and offer, any form of compensation to be received by the broker in connection with the transaction and information related to any cash compensation paid to any person associated with the broker or dealer.

These rules may affect your ability to sell our shares in any market that may develop for Cormax stock. Should a market for our stock develop among dealers it may be inactive. Investors in penny stocks often are unable to sell stock back to the dealer that sold it to them. The mark-ups or commissions charged by broker-dealers may be greater than any profit a seller can make. Because of large dealer spreads, investors may be unable to sell the stock immediately back to the dealer at the same price the dealer sold it to them. In some cases, the stock value may fall quickly. Investors may be unable to gain any profit from any sale of the stock, if they can sell it at all.

Potential investors should be aware that, according to the SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. These patterns include:

     - Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

     - Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

     - "Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

     - Excessive and undisclosed bid-ask differentials and markups by selling broker dealers; and

The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

                   NOTES REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve significant risks and uncertainties. The forward-looking statements can be identified by phrases and statements that include: "may", "anticipate", "could", "believe", "estimate", "intend", "plan", "project", "predict", "will". These or similar statements or expressions have been used to predict a future strategy that we may or may not attain. You should not rely on forward-looking statements. You should rely on information contained in the prospectus when making an educated decision about whether you should make an investment in our common stock. We feel it is important to share our expectations on the direction our company is taking. There are many factors we have predicted that we may not be able to control or accurately predict. Before making an investment decision with our company you should take all risk factors into consideration found in the section entitled "Risk Factors" and elsewhere in this prospectus that outline adverse conditions that may affect the operation of our business.

Item 4. Use of Proceeds


From the proceeds of the sale of shares of common stock offered by us, we expect to receive net proceeds of approximately $5,250,000 for 15,000,000 shares at a public offering of $0.35 per share after deducting all offering expenses incurred.


We intend to use the net proceeds of this offering to:

     -    Discharge previously incurred debt;

     -    Increase working capital and general growth of our corporation;

     - To attract and retain key employees needed to facilitate growth of our sales and marketing;

     -    Expand our service offerings and solution infrastructure;

     -    Expand and enhance our IT expertise and technical management;

     -    To obtain rights and product licenses to expand our service offerings;

     - To provide us with the ability to use our common stock as an acquisition tool to pursue opportunities and expand our operations;

     -    To establish marketplace visibility and enhance our credibility;

     - To help finance any future debt we may need to incur to expand and grow our business;

     - To expand necessary hardware to support our customer base as it is needed;


     -    To repay John Bader and Wayne Williams.


The proportions of this offering have not been specified or allocated, therefore, we cannot estimate the amounts to be used for each purpose. The timing at which the proceeds are needed is not known at this time and will vary depending on our course of business. Factors to be considered depend on the amount generated from the offering, our company revenues and market response to our services.


From time to time we expect to evaluate possible acquisitions of or investments in businesses, products and technologies that are complementary to those of the Company for which a portion of the net proceeds of this offering may be used. We are routinely contacted by product manufacturers, and in such capacity evaluate new product proposals, and we make new business presentations as part of ordinary course of business.


Pending the use of our net proceeds as for the above purposes, our intent is to invest the net-proceeds of this offering in short-term, investment-grade, interest-bearing securities.

Item 5. Determination of Offering Price


Cormax Business Solutions Inc. arbitrarily determined the price of the Common Shares of Stock in this Offering. The offering price is not an indication of, and is not based upon, the actual value of Cormax. The offering price bears no relationship to the book value, assets or earnings of Cormax, or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

Item 6. Dilution

The net tangible book value of common stock as of March 31, 2001 was $(250,556) or approximately $(0.02) per share. Net tangible book value per share represents the amount of our stockholders' equity adjusted for the outstanding shares after this offering, less intangible assets, divided by the number of shares of common stock outstanding.

Net tangible book value dilution per share represents the difference between the following:

     (1) The amount paid per share by purchasers of common stock in this offering, and

     (2) The adjusted net tangible book value per share of purchasers of common stock in this offering immediately after completion of this offering and after giving effect to the creditor proposal.

After giving effect to the sale of 15,000,000 shares of common stock in this offering, our adjusted net tangible book value as of March 31, 2001, based on the offering price of $0.35 per share, was $4,999,444 or $0.13 per share of common stock. This represents an immediate increase in net tangible book value of $0.15 per share to existing stockholders and an immediate dilution of net tangible book value of $0.22 per share to new investors.

The following table illustrates this dilution:

Public offering price per share of common stock...........................$0.35

Net tangible book value per share of common stock as
of March 31, 2001 prior to offering......................................$(0.02)

Net increase in net tangible book value per share of common
stock attributable to cash payment from this offering.....................$0.15

Pro forma net tangible book value per share as of March
31, 2001 after giving effect to the offering..............................$0.13

Immediate dilution per share to new investors.............................$0.22


Item 7. Selling Security Holders

Title of Class               Name and Address of        Amount and Nature of       Percent of Class
                             Beneficial Owner           Beneficial Owner
Class A Common               Philip Doublet             300,000(3)
                             85 Panorama Hills Grove
                             NW Calgary AB
Class A Common               Donna Charland              10,000
                             2827 Cedar Ridge Dr. SW
                             Calgary AB
Class A Common               Rick Shykora                25,000
                             303 1732 9A Street SW
                             Calgary AB

                                       11

Class A Common               John Williams               25,000
                             707 1540 29th Street
                             Calgary AB

Class A Common               Mark Rees                    5,000
                             2703 16A Street S.E.
                             Calgary AB
Class A Common               Shawna Guy                   5,000
                             218, 816-89th Ave. S.W.
                             Calgary AB
Class A Common               Morgan Pollyck               5,000
                             57 Bridlewood Manor
                             S.W. Calgary AB
Class A Common               Grant Harding                5,000
                             Box 633 Langdon, Alberta

Class A Common               West Canadian Oil & Gas    150,000
                             Inc.
                             1000, 736-6th Ave SW
                             Calgary AB
Class A Common               Richard Greene             150,000(2)
                             2455 Sunrise Blvd
                             Fort Lauderdale FL
Class A Common               Farber & Klein              37,000(2)
Legal Services               20283 State Road #7,
                             Boca Raton FL
Class A Common               Alliance Equities          300,000(1)
                             12147 NW 9 Drive Coral
                             Springs, FL
Class A Common               American Arbitration         4,593(1)
                             Assoc.
                             1633 Broadway Floor 10,
                             New York NY
Class A Common               Barbara Frankel             35,000(1)
                             840 Powell St. San
                             Francisco, CA
Class A Common               Samuel G Davis &             4,773(1)
                             Associates Inc.
                             PO BOX 449, Purdys NY
Class A Common               Comyns, Smith, McCleary     40,000(1)
                             LLP
                             3470 Mount Diablo Blvd
                             Suite A310 Lafayette CA
Class A Common               DCI, Inc.                    9,800(1)
                             15301 W 109th Street,
                             Lenexa KS
Class A Common               Gilbert International       12,500(1)
                             Inc.
                             330 South Stiles St.
                             Linden NJ

                                       12

Class A Common               Karen Shao                  22,893(1)
                             1779 Parmly Rd Mohegan
                             Lake, NY
Class A Common               Mortimer Gershman           20,000(1)
                             60 Woodcrest Dr.
                             Morristown, NJ
Class A Common               Thomas J Irvine or          86,250(1)
                             Caroline Irvine, trustee
                             of the Thomas J Irvine
                             Revocable Trust, dated
                             December 19, 1997
                             21670 Frontenac Court,
                             Boca Raton FL
Class A Common               Len Dorfman                200,000(1)
                             14252 SW McFarland Blvd.
                             Tigard, ON
Class A Common               Northwest Etch               4,663(1)
                             Technology, Inc.
                             2601 South Hood Street,
                             Tacoma WA

Class A Common               Creditor Pool1             765,912                 2.18%
Class A Common               Jagi Capital            1,750,0003                 4.99%

Class A Common               NovaLink Financial         200,000(5)
Acquisition                  4062 EdgeValley landing
                             N.W. Calgary AB
Class A Common               Mark Johnson               375,000(4)              1.07%
Settlement for Termination   1023 North Charles St.
of Contract                  Suite 3L Baltimore MD
Class A Common               Capstone & Co.             700,000(1)              1.99%
Creditor                     515 Madison Avenue 21st
                             Floor NewYork NY
Class A Common               Glenn Boyd                 200,000
                             89 Hamptons Grove N.W.
                             Calgary AB
Class A Common               Curvelo Trade and Finance  220,000


Notes to Selling Shareholder:

(1) On October 10, 2000 Watchout! made a proposal to some of its creditors, to which a total of $1,389,075 was owed, to issue a total of 1,389,075 shares in satisfaction of the indebtedness. Creditors to which $623,163 is owed have accepted the Company's proposal and 623,163 shares are being registered and are shown as Creditor Pool on the schedule of shares being registered.

(2)      Shares paid for legal services.
(3) Shares paid in consideration for Legal settlement with Philip Doublet and Jagi Capital. The settlement with Jagi Capital for 1,750,000 shares is a verbally agreed upon amount. The settlement terms are in draft form, the terms may be subject to change and will be finalized after the submission of this registration statement.
(4) On February 25, 2000 the company entered into an agreement to make an investment in MJAC Communications (MJAC). In consideration for 2,500,000 shares of restricted stock, Watchout! was to receive a 51% ownership stake in MJAC. The Investment closed on February 8, 2000 and the parties subsequently agreed to terminate the agreement on June 20, 2000. Mark Johnson was given 375,000 shares for termination of this transaction in consideration for the 2,500,000 shares pledged for the original transaction.
(5) On March 8, 2001, the Registrant entered into an agreement to acquire 100% of the common shares of Expanded Systems Solutions Inc., from Novalink Finance Ltd. Pursuant to this agreement 400,000 shares have been pledged to fulfill the transaction.



The selling security holders (or pledges, donees, transferees or successors in interest) may sell all or a portion of the respective selling security holders' securities held by them from time to time while the registration statement of which this Prospectus is a part remains effective. The aggregate proceeds to the selling security holders from the sale of the respective selling security holders' securities offered by the selling security holders hereby will be the prices at which such securities are sold, less any commissions. There is no assurance that the selling security holders will sell any or all of the selling security holders' securities offered hereby.

changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices or through the writing of options on the selling security holders' securities. The selling security holders may elect to engage a broker or dealer to effect sales in one or more of the following transactions: (a) block trades in which the broker or dealer so engaged will attempt to sell the selling security holders' securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling security holders in amounts to be negotiated (and, if such broker-dealer acts as agent for the purchaser of such selling security holders' securities, from such purchaser). Broker-dealers may agree with the selling security holders to sell a specified number of such selling security holders' securities at a stipulated price per selling security holder's security, and to the extent that such broker-dealer is unable to do so, acting as agent for the selling security holders to purchase as principal any unsold selling security holders' securities at the price required to fulfill the broker-dealer commitment to the selling security holders. Broker-dealers who acquire selling security holders' securities as principal may thereafter resell such selling security holders' securities from time to time in transactions

(which may involve crosses and block transaction and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such selling security holders' Securities commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in sales of the selling security holders' securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agent and any profit on the resale of the selling security holders' securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.


The Company will pay all expenses incidental to this offering and sale of the Selling Security Holders' Securities to the public other than selling commissions and fees.

Item 8. Plan of Distribution

We are registering the shares of common stock offered for sale by this prospectus on behalf of the selling stockholders. As used in this section, "selling stockholders" includes donees, pledgees, distributees, transferees or other successors-in-interest, including, without limitation, their respective affiliates and limited or general partners, all of which are referred to as a group below as transferees, or certain counter-parties to derivative transactions with the selling stockholders or transferees. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. We will pay all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will pay all brokerage commissions, underwriting discounts, commissions, transfer taxes and other similar selling expenses, if any, associated with the sale of the shares of common stock by them.

Shares of common stock may be sold by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) on Nasdaq or on any other market on which our common stock may from time to time be trading, in the over-the-counter market, in privately-negotiated transactions, through put or call options transactions relating to the shares, through short sales of such shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, fixed prices, varying prices determined at the time of sale or at negotiated prices. The selling stockholders will have the sole discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time. Such transactions may or may not involve brokers or dealers. To the best of our knowledge, none of the selling stockholders have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock offered by this prospectus; however, the selling stockholders may enter into agreements, understandings or arrangements with an underwriter or broker-dealer regarding the sale of their shares in the future.

The selling stockholders may effect such transactions by selling shares of common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals, or other agents. Such broker-dealers or other agents may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of common stock for whom such broker-dealers or other agents may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer or other agent might be in excess of customary commissions).

Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share, which may be below the market price. There can be no assurance that all or any part of the shares offered hereby will be sold by the selling stockholders.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions with respect to the shares. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell the shares short and redeliver the shares to close out the short positions. The selling stockholders may also enter into option or other transactions with broker-dealers of other financial institutions, which require the delivery to the broker-dealer or other financial institutions of the shares. The selling stockholders may also loan or pledge the shares to a financial institution or a broker-dealer and the financial institution or the broker-dealer may sell the shares loaned or upon a default the financial institution or the broker-dealer may affect sales of the pledged shares.

The selling stockholders and any brokers, dealers or agents that participate in connection with the sale of shares of common stock might be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by such brokers, dealers or agents and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify some of the selling stockholders against certain liabilities, including liabilities arising under the Securities Act. The selling Stock holders may agree to indemnify any agent, dealer, broker-dealer or underwriter that participates in transactions involving sales of the shares of common stock offered pursuant to this prospectus against certain liabilities, including liabilities arising under the Securities Act.

Because the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act and the rules promulgated thereunder and they may be subject to certain statutory liabilities under the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act. In addition, the selling stockholders and any other person participating in the offering will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Regulation M under the Securities Exchange Act, which may limit the timing of purchases and sales. These restrictions may affect the marketability of the common stock and the ability of any person to engage in market-making activities with respect to the common stock.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, may be sold under Rule 144 rather than under the terms of this prospectus. In addition, subject to applicable state and foreign laws, the selling stockholders may sell their common stock outside the United States pursuant to Rules 903 and 904 of Regulation S under the Securities Act.

To comply with the securities laws of certain jurisdictions, the shares of common stock offered by this prospectus may need to be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares of common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

If a selling stockholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker, dealer or underwriter, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act. In addition, to the extent required, we will amend or supplement this prospectus to disclose other material arrangements regarding the plan of distribution.


The plan of distribution for the 15,000,000 shares offered by the company will be on a best efforts basis by the company. Cormax has entered into a share purchase agreement with Protek Trading S.A. and Barrington Capital to purchase 5,000,000 shares respectively, totaling 10,000,000 offered by Cormax at $0.35 per share. See Exhibits 10.9 and 10.10 for the terms and conditions of the share purchase, subscription agreements.


Item 9. Legal Proceedings

     (1) We are subject to a lawsuit filed by John Bader, Wayne E. Williams and Jagi Capital Group, Inc. against the company and others in the District Court of Tarrant County, Texas (Case No. 48-183154-00). The action seeks approximately $263,396.06 plus 10% interest per Annum until paid to John Bader, $135,745.61 plus 10% interest per annum from the date of judgment until paid to Wayne E. Williams and $1,386,250 plus 10% interest per annum until paid to Jagi Capital Group, Inc. The damages are in connection with the alleged failure to repay certain loans and pay a finder's fee. The allegations relate to events that transpired before current management took control of the Company. We have retained council in Tarrant County, Texas and had the default judgment vacated. On March 1, 2001, the court heard the respective motions for new trial filed by Watchout!, David Galoob and Robert Galoob in the above entitled and numbered cause. After considering the pleadings, evidence and arguments of counsel, the court determined that Plaintiffs should recover from Defendants attorneys' fees incurred from the granting of the Default Judgment on December 21, 2000, to the present time, and further determined that mediation of all matters in dispute among all parties is appropriate. It is further ordered that the parties shall mediate this cause before Wade McMullen on or before the expiration of sixty (60) days from the date of this order.

          The result of mediation was Watchout! and the Plaintiff reached a verbal agreement with out the participation of David and Robert Galoob. Counsel for the company is finalizing the verbal agreement. The terms of the agreement require Cormax to repay John Bader and Wayne Williams $450,000 USD from the proceeds of this Registration statement. $450,000 is the principle amount borrowed plus interest. JAGI Capital is to receive 1,750,000 shares of stock and an appointment to the board of director. We have signed a tolling agreement which allows for the statute of limitations to be extended on the claims but has capped our damages to four hundred fifty thousand dollars.

          Robert and David Galoob have filed a cross-claim against Cormax indicating that the company shall be responsible for any damages they might incur. Cormax has since filed a response stating we feel their cross claim lacks legal merit.

          Management will perform to the best of their ability and has every intention to fulfill the terms of the verbal agreement to resolve this matter. In the event the company is unable to perform on the terms outlined above or if the terms are modified, management is uncertain or may be unable to predict the impact of such modification or failure to perform.

     (2) We have entered into a settlement agreement with Philip Doublet relating to Action No. 0001-10222 in the Court of Queens Bench of Alberta, Judicial District of Calgary, Canada. Within the settlement we shall pay Philip Doublet $45,000 U.S. in three equal installments on December 20, 2000, January 20, 2001, and February 20, 2001. We also delivered to Philip Doublet a share certificate for 300,000 shares of Watchout! Inc. on December 20, 2000. The share certificate shall be in the name of Philip Doublet and/or his assignor. We have agreed to apply for registration of the shares in this Registration Statement to be filed with the United States Securities and Exchange Commission. The Settling Parties agree that Watchout! Inc. shall not cause or allow any reverse splits or consolidations of the shares of Watchout! Inc. for a period of two (2) years following the execution of this Agreement, and that Watchout! Inc. shall only be allowed to issue shares for financing activity, employment compensation and consultants. Any such issuance of shares shall be completed under the "Prudent Man Rule". Any action taken by Watchout! Inc. that violates the "Prudent Man Rule" and results in any negative consequences to Doublet, which are disproportionate to the other shareholders of Watchout! Inc. shall result in Watchout! Inc. granting an option to Doublet for the right to purchase up to four percent (4%) of Watchout! Inc. at par value $0.001 U.S. As of February 20, 2001 all obligations of the settlement agreement have been fulfilled and a discontinuance of action has been filed with the court.


     (3) Note 5 to our December 31, 1999 financial statements state that Len Dorfman has filed suit for fees owed totaling $96,000. The debt has been resolved with equity registered in this registration statement.

     (4) Note 5 to our December 31, 1999 financial statements show a collection suit by Gill & Associates on behalf of Office Depot for $17,000. The collection suit has been written off by Office Depot.

Item 10. Directors, Executive Officers, Promoters and Control Persons.

                                                              Term of Office
Todd Violette         30 Chairman of The Board           September 2000-Present
Dan Meikleham         56 Controller                      September 2000-Present
Grahame Entwistle     44 Director                        April 2001 - Present

Mr. Todd Violette, Chairman of the Board, President, Director
--------------------------------------------------------------------------------

Company                                     Position          Date
--------------------------------------------------------------------------------
Cormax Business Solutions Inc.      President                 2000 - Present
Centurion Financial Communication   President                 1997 - 2000
West America Securities Inc.        Stock Broker              1996 - 1997
Chevy Chase Bank                    Loan Officer              1992 - 1996

Mr. Todd Violette, Chairman of the Board
----------------------------------------
Mr. Violette is an experienced International Businessman with a thorough understanding of global public markets. He received his formal education from the University of Maryland, College Park with a Bachelor of Arts in Behavioral and Social Sciences. After gaining experience in the banking field, Mr. Violette focused his attention on financing and the development of start-up corporations.



Mr. Dan Meikleham, Controller, Secretary
---------------------------------------
Company                                     Position          Date
--------------------------------------------------------------------------------
Cormax Business Solutions Inc.      Controller                April 2000 - Present
London Life Insurance Company       Financial Planner         May 1996 - 1999
The Dream Team, Inc.                Assoc. Producer           February 1999 - August 1999
Dean Hamilton Venture Capital Fund  Director                  February 1999 - August 1999
Prudential Of America               Financial Planner         August 1989 - May 1996


Mr. Dan Meikleham, Controller
-----------------------------
After serving as a Royal Marine Commando from 1961 to 1963 Dan attended Scotland's Anniesland College of Further Education and obtained Advanced Level Diplomas for Mathematics, English Literature and Physics. He then won an annual British-wide competition in math and obtained a position as a Government Scientist at the National Engineering Laboratory. From 1969 to 1972, Dan attended The Central College of Commerce and Distribution to further his education and refocus his career on the insurance industry. In 1973, Dan emigrated from Scotland to Canada and, after working for a major international consulting firm, he established Meikleham & Associates in 1983 and served as a consultant to privately held corporations.


Grahame Entwistle, Director
---------------------------
Company                                     Position                   Date
--------------------------------------------------------------------------------
Expanded Systems Solutions Inc.     Executive Vice President, 1995 - Present
                                    Business development
Innerlink Telecommunications Ltd.   Director, Partner         1990 - 1995

Mr. Entwistle is a 23-year veteran of the information technology industry. His career began in England as a Senior Computer Operator at Welcome Foundation, world wide pharmaceutical company. Mr. Entwistle has developed strong leadership and management skills with technical expertise focused on IBM mainframe and telecommunications. Throughout his career Mr. Entwistle has often rationalized and implemented new IT systems and methodologies that result in annual savings of often hundreds of thousands of dollars. His experience with wide area voice and data integration proves to be an asset now that voice and data integration has re-emerged for frame relay services.

Directors of the Company hold office until the next annual meeting of the shareholders and until their successors have been elected and qualified.

Officers of the Company are elected by the Board of Directors at the first meeting after each annual meeting of the Company shareholders and hold office until their death, or until they shall resign or have been removed from office.

Item 11. Security Ownership of Certain Beneficial Owners and Management


TITLE OF CLASS           NAME AND ADDRESS OF             AMOUNT AND NATURE OF         PERCENT OF CLASS
                         BENEFICIAL OWNER                 BENEFICIAL OWNER

Class A Common           Todd Violette                      2,999,000                    8.55%
                         6805 Pyramid Way,
                         Columbia MD 21044
                         and
                         108 Hampshire Grove NW,
                         Calgary AB
Class A Common           Dan Meikleham                       500,000                     1.43%
                         115 Lake Mead Cres. SE,

                         Calgary AB

Class A Common           Grahame Entwistle                   500,000                     1.43%
                         59 Woodfield Cres. S.W.,
                         Calgary, AB


Item 12. Description of Securities
Authorized stock


The company is authorized to issue 500,000,000 common shares issued with a par value of $.001 per share.


Common stock


As of March 31, 2001 we have 14,879,921 shares of common stock outstanding. . All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.


Holders of common stock are entitled to receive dividends, when and if declared by the board of directors, out of funds legally available for that purpose and to share ratably in our net assets upon liquidation, after provision has been made for each class of stock, if any, having preference over the common stock.

Holders of common stock are entitled to one vote per share on all matters requiring a vote of shareholders. Since the common stock does not have cumulative voting rights in electing directors, the holders of more than a majority of the outstanding shares of common stock voting for the election of directors can elect all of the directors whose terms expire that year, if they choose to do so. Holders of common stock do not have preemptive or other rights to subscribe for additional shares, nor are there any redemption or sinking fund provisions associated with the common stock.

Rule 144
In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted securities for at least one year, including persons who may be deemed our "affiliates", would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the number of shares of common stock then outstanding or the average weekly trading volume of the common stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks immediately preceding the SEC filing with respect to such sale. Manner of sale provisions, notice requirements and the availability of current public information about us also apply to these sales. These limitations apply to both restricted and unrestricted shares held by persons who are our affiliates. If a person is not deemed to have been our affiliate at any time during the 90 days immediately preceding the sale, he or she may sell his or her restricted shares under Rule 144(k) without regard to the limitations described above if at least two years have elapsed since the later of the date the shares were acquired from us or from our affiliate. This paragraph summarizes Rule 144 and is not intended to be a complete description of it.

Transfer agent
The transfer agent and registrar for our stock is Securities Transfer Corp., Frisco, Texas.

Item 13. Interest of Named Experts and Counsel


The financial statements of the Company as of December 31, 2000 have been included in the Registration Statement in reliance on the audit reports of Michael Johnson, CPA, independent certified public accountants, given on the authority of such firm as experts in accounting and auditing. The consolidated financials of the Company and Expanded Systems that was acquired March 31, 2001 have been included in the Registration Statement in reliance on the audit reports of Michael Johnson, CPA, given on authority of such firm as expert in accounting and auditing.

The validity of the shares offered under this prospectus is being passed upon for us by Michael A. Littman of Arvada, Colorado.


Item 14. Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our Articles of Incorporation provide that we must indemnify our directors and officers to the fullest extent permitted under Utah state law against all liabilities incurred by reason of the fact that the person is or was a director or officer of Cormax or a fiduciary of an employee benefit plan, or is or was serving at the request of Cormax as a director or officer, or fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

The effect of these provisions is potentially to indemnify our Directors and Officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with Cormax. Pursuant to Utah state law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of: (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law; (b) unlawful distributions; or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

Item 15. Organization Within The Last Five Years:

We were incorporated July 22, 1983 under the laws of Utah for the purpose of obtaining capital to seek potentially profitable business opportunities. Since inception until 1997, we were engaged in various organizational activities. In 1997, we acquired two entities: Watchout!, a California Corporation, and Goldpoint International, a limited liability company. In November of 1998, the corporation changed its name to Watchout!, Inc.

In September 1997, our former officers, David and Robert Galoob, attempted to develop a line of watches bearing the rights of Star Wars action figures and images. The Galoobs engaged an Investment banker with the New York Stock Exchange to underwrite the transaction for Six million dollars. The underwriting agreement was never completed and we were then unable to achieve enough revenue and income to maintain operations. As a result, we did not conduct any operations from early 1998 to October of 1999.

On October 25, 1999 the majority shareholders of Watchout!, Robert and David Galoob, sold over 8 million shares, options, warrants to Innovative Cybersystems Inc. Innovative Cybersystems operated the company from February 2000 to September 2000 during which time we attempted to become an Internet Incubator during the rise of the Internet Market. The management team from Innovative Cybersystems was unable to perform with the idea of creating an Internet Incubator. Their three major transactions with MJAC Communication, an investment into Wirelesson and INTERNATIONAL MERCANTILE CORCOM PAR were either written off or written down so much they provided the company with no material asset or opportunity for revenue. Pursuant to a stock exchange agreement dated September 1, 2000 between Watchout! and Cavalcade of Sports Networks, Inc., a Nevada Corporation, ("Cavalcade"), Watchout! acquired from Cavalcade all the issued and outstanding shares of common stock of Cormax Business Solutions Ltd., an Alberta, Canada company. Through the issuance of 25,100,000 common shares of Watchout!, constituting approximately 50.24% of all issued and outstanding. As a result of the agreement, Cavalcade acquired ownership of a majority of the issued and outstanding shares of common stock of Watchout!.

On October 10, 2000 Watchout! consolidated their shares on a 10 for 1 basis for the shareholders of record, resulting in our issued and outstanding stock becoming 4,555,626 after the consolidation.

On March 7, 2001 Watchout! Inc. filed an amendment to its articles of incorporation changing the Registrant's name to Cormax Business Solutions Inc.

On March 8, 2001, the Registrant entered into an agreement to acquire 100% of the common shares of Expanded Systems Solution Inc., from Novalink Finance Ltd. In connection with the asset sale agreement, dated March 8, 2001, the agreement appoints Kenneth F. McCallion, Esq. a lawyer located in 100 Park Avenue, New York, NY as the escrow agent. Novalink Finance shall deposit Five Hundred Thousand Common Shares (500,000) of Expanded Systems Solutions Inc. being all of the outstanding shares of Expanded Systems into the escrow account of the escrow agent stated. We then deposited Four Hundred Thousand (400,000) shares of Watchout! Inc., common shares into the escrow account. These shares are being registered as part of this Registration Statement. The escrow account was established for the payment to Novalink Finance pursuant to the agreement for the sum of Two Hundred Thousand ($200,000) Dollars.. Upon the registration statement becoming effective the escrow agent is to liquidate the shares in the Escrow account to pay Novalink the sum of $200,000. The escrow agent is authorized to sell, no more than 20,000 of the shares per week. The Escrow agent may not distribute more than $50,000 to Novalink during each of the first two quarters following the effectiveness of the registration statement and no more than $100,000 in each quarter thereafter. The proceeds shall be paid to Novalink Finance Ltd. seven days after the close of each period.

On March 16, 2001 Cavalcade of Sports Networks Inc., paid a dividend of its ownership of 2,510,000 (25,100,000 pre-split) shares of Cormax to the shareholders of Cavalcade of Sports Network Inc. Cavalcade of Sport Network Inc. entered into share exchange agreement with Todd Violette to execute a share exchange of 939,000 shares of Cormax for Todd Violette's six million class B shares of Cavalcade of Sport Networks Inc. The successful completion of these transactions terminated all share ownership of Cormax by Cavalcade.


Item 16. Description of Business


OVERVIEW OF BUSINESS

Cormax Business Solutions Inc. sells and installs fully managed high-speed Internet and private networking and communications solutions to mid-sized businesses, institutions, and government entities. Cormax uses carrier class `backbone' technology, industry leading networking and multimedia products and the latest wireless radio transmission technologies to provide these solutions. Cormax also delivers network integration and consulting. Cormax also designs, implements and manages "turn-key" Internet access solutions to be owned and operated in cooperation with a partner such as an ISP or network company wishing to add high capacity Internet to their current service offering. Cormax will manage the network design; implementation, administration and maintenance then enter into a revenue sharing agreement with the local partner.
The advancement of technology and the growth of the Internet during the past several years has enabled companies of all sizes to enter the global marketplace. Originally, many organizations felt they had the internal expertise and resources required to establish and grow a new company in a dynamic and competitive market. However, many companies now recognize the need to seek outside guidance in order to become competitive and ensure that all internal resources are focused on the companies' core business processes.


MARKET ANALYSIS

International Data Corporation (IDC) forecasts that by the end of 2002, there will be more wireless subscribers capable of Internet access than wired Internet users. Nokia research also predict that by the end of 2003 more than 600 million net enabled handsets will be in use. In comparison, today there are more than 500 million Personal Computers connected to the Internet. The Strategis Group has found that 20% of all adults in the U.S. population want access to wireless e-mail or wireless Internet access displaying a potential target market of 39 million subscribers. In addition, studies by the Strategis Group show that nearly 50 million people use wireless e-mail and 4.4 million will adopt wireless Internet services by 2004. All market analysis was extracted in August of 2000 from its respective sources.

Through acquisition, Cormax will expand its ability to provide hosting services that enable business to establish an Internet presence. According to Dataquest Inc., the U.S. hosting market forecasts to experience substantial growth, with revenue projections of more than $9.3 billion in 2004. By 2004, hosting will account for 13 percent of the $69.2 billion management services market.

LONG-TERM TARGET MARKET
Our focus will be to target existing and new Internet Service Providers (ISPs) in non-major cities that are servicing communities that are not the focus of major carriers and national ISPs. These communities are typically poorly serviced by existing ISPs and are not targets for the major carriers to deliver services. Our plan will consist of three major thrusts, the first to expand the ISP's reach with fixed wireless technology, the second is to extend their ability to deliver Internet into multi-tenant buildings that have little or no cable infrastructure to support high speed Internet, the third is to enhance the ISP's product offering with our suite of products and services including:
Internet VPN, Firewall (security) systems, voice over IP, and IP telephony solutions, and video conferencing/surveillance systems.

Cormax future plans are to acquire an established ISP. The reason for the acquisition would be to establish a beta site for building a wireless network and selling enhancement products to the ISP's current market share. An established ISP has name recognition and experience in the marketplace that will be extremely valuable in establishing the markets likely acceptance of this strategy.

Cormax intends to investigate and pursue Video Surveillance over IP vertical opportunities. Based on leading edge technology that allows the company to deliver video images via the Internet to virtually anyone in the world. This allows the customer to view key facilities, assets and traffic sites from their desktop.

Cormax also intends to investigate and pursue a Vertical Medical solution based on PACS Patient Archive Control System. Our intention is to approach various radiology departments through major medical facilities in North America. This service will allow hospitals to gather, disseminate and distribute patient images in a high-resolution format to make rare technical staff available to rural hospitals from anywhere.

There can be no assurance that we will be successful in implementing our planned business strategies or that we will be successful in identifying acquisition candidates.

CORMAX SOLUTIONS

Mobile Wireless Municipal Networks

Cormax will deliver a unique communications system, different from any high-speed wireless Internet system to date. This packet-based system, will deliver high speed wireless Internet data at speeds comparable to current cable and DSL modems while also incorporating voice over IP capability. It will also support both nomadic and fully mobile behaviors, which will enable users to access the Internet from almost anywhere, including while in transit at speeds up to 120 Km/hr.

Cormax mobile solutions will provide full high-speed wireless modem support to a desktop or laptop computer and more robust and elegant Internet experience, which is beyond the restricted Internet service offered by next generation 3G cellular telephones. Cost for the user will be comparable to that of a current wired high-speed modem and unlike point-to-multipoint services. With this system there is no need for exterior building antennas that still require a fixed wire connected to the computer.

The mobile Internet system, which operates independent of telephone company hardware, is expected to appeal to a wide range of communications, data and Internet service providers. The ability to obtain high-speed Internet service free from the constraints of a wired connection, at a comparable price to current high-speed wired Internet systems, is expected to have considerable appeal to a lot of their customers and therefore, provide them with a significant competitive advantage.

Fixed Wireless

Cormax builds wireless Internet MAN (municipal area networks) to be jointly owned and operated by customers and partners. The network allows the affiliate to distribute the Internet's signals for its Internet access customers by installing a small radio antenna, on top of their building. When a user accesses the Internet, a digitized signal is relayed to the rooftop antenna via high-speed wiring installed by the Company. From the antenna, the signal is transmitted to a centrally located point of presence ("POP") antenna, also situated on a rooftop or tower. The distance of transmission can range anywhere from 5 miles up to a maximum range of up to 25 miles.

A single customer antenna can support a virtually unlimited number of individual connections at the particular site, limited only by the bandwidth defined by their particular service. Multiple clients can also be served at a single client antenna location depending on their proximity and feasibility of running cable, from a central hub located near that antenna, to their specific locations.

On-Site Firewall Service


Cormax can provide a Firewall security service that places a security device between the customer's network and the Internet. This service protects their network from unwanted entry by ex-employee's, competition and the hacker community at large. Unlike other firewall Internet services, Cormax Firewall Security service automatically notifies the customer of attempts to break into their network. Other services don't tell the customer if someone has attempted to breach their firewall.


Branch to Branch Connections

Cormax can also deliver leading edge technology based solutions to establish secure "scrambled" connections through the Internet between your branch offices. Allow users in all offices to share network resources with one another, while taking comfort that the data moving back and forth is secure and unreadable by the Internet community at large.


Remote User Access

For staff that work from home or are on the road and need access to your corporate network, Cormax has a telecommuter solutions that allows remote users connected to the Internet anywhere in the world to securely access your corporate network.

Traffic Shaping

Cormax also has leading edge technology that allows us to "shape" or "prioritize" your Internet usage. The customer identifies to Cormax which are the most important uses they have for the Internet, and which are not (or less) important. We'll assign top priority to the important uses (applications) and little or no priority to the applications that are not important.
The result is that users on the customer's own local network using the Internet for non-critical purposes cannot consume valuable bandwidth while users attempting to use the Internet for important business get maximum benefit of their Internet access.

Private Networks

Cormax builds private wide area networks using carrier-based services. These services can include "LAN-extension", "frame relay", "ISDN", "cable networks" and "Satellite". Cormax will handle the entire project from design to implementation and ongoing management.

Networks built on non-carrier based infrastructure
Cormax can design and implement private networks that don't use carrier leased facilities. These technologies include; microwave, Radio, DSL, fiber optics and more. Providing the advantage of reducing monthly operating costs and gaining control over the behavior of the network.

CORMAX TECHNOLOGY

Carrier Class Network Technologies

SONET -- Advanced Multi-service Platforms
Synchronous Optical NETwork (SONET) platforms are designed and optimized to deliver voice, data and video services, as well as to cross-connect and manage networks carrying voice, packet, and cell-based traffic. They are an extremely cost-effective way to leverage your existing facilities and extend access with right-sized, right-priced services.

Features & Benefits:

     - Carrier-grade delivery of a wide array of voice, data and video services

     -    Data services differentiation via guaranteed Quality of Service (QoS)

     -    Fast deployment and service activation, simplified operations

     -    Reduced operator deployment and ownership costs

     -    Scalable bandwidth allocation

     -    Management by a single system

     -    Small footprint, high port density

ATM Networks

Cormax offers industry-leading scalability networks from 10 Gbps up to 40 Gbps and resiliency to build a large backbone that lasts and lasts. Network demands are ever increasing, with more users, greater and higher speed applications, integration of legacy technologies, greater service availability all on a common backbone. Network owners are looking to ATM backbone for solutions that can scale over time to satisfy not only today's needs, but tomorrow's demands as well. Our ATM networks deliver the carrier class features by network owners based on an Intelligent Infrastructure providing a complete solution for migrating existing networks to new scalable and resilient multi-service networks.

Voice (Telephone) over IP Technologies (VoIP)

Cormax is an integrator of voice over IP technologies. We installed systems running telephone calls over frame relay, over LAN-extension services, over Cable modems, even over wireless radios and satellites. This technology allows customers to bypass normal toll long distance telephone calls getting further leverage from their wide area networks.

IP Telephone Systems

Cormax offers a standards-based platform for converged voice services with applications such as unified messaging (UM), computer telephony integration
(CTI) and customer relationship management (CRM) solutions. The service is flexible enough to be used to extend a legacy system or to be used as a tandem switch alternative to interconnect other systems.

Video Surveillance over IP

Cormax has unique video surveillance technologies that deliver video images over any IP network. This means that you can view a camera's broadcast from your own PC anywhere in the world. Multiple cameras can be viewed and images recorded either on a constant basis or on and "event" basis.

Video Conferencing over IP

ESS has a unique set of video conferencing products that can allow customers to conduct meetings via video camera and television, using either traditional ISDN (Integrated Services Digital Network) or now through any IP based network or both technologies combined.

CORMAX SERVICES

Implementation Services

Cormax business service philosophy is to be a network provider whose focus is to provide Internet access and advanced Internet solutions to business clients. Cormax works with independent third-party contractors in each city for installations. The install requirements are shrink-wrapped (equipment, procedures, engineering, configuration etc. are all highly defined and laid out) for the contractor based on the defined service. Extensive firewall security and access control is a very important and integral part of the system. Technology allows us to remotely monitor our customers' and partners' networks.

Local personnel as well as a Network Operations Center will monitor the entire Cormax network on a 24-hour, 7 day a week basis. Standard SNMP (standard network management protocol) software, allows for the monitoring of all nodes in the Company's network from any single or multiple location(s). Any system problem detected by monitoring system, triggers real time alarm messaging to technician cell phones and pagers thus allowing for an immediate response. The software not only identifies the exact location and nature of the problem but also allows the network operations center to plan preventative maintenance activities so as to avoid network problems.

Hosting Services

Our goal is to provide efficient service and support, 24 hours a day, 7 days a week. We can manage and provide support to any of the customer's infrastructure requirements or security management issues. Our hosting services include:

Customer Service and Support. We provide our customers with access to service support from trained IT experts who can help the customer with any software support issues.

Infrastructure Maintenance. Our customers' data will be held at Cormax hosting center on secure servers. Our infrastructure is designed in a way that many companies can share the same hosting environment, yet maintain secure data transfer and storage.

Hosting Center and Network Management. Our technologically advanced hosting capabilities provide our customers with dedicated bandwidth access. We have designed our network architecture to support multiple networks and offer our customers a wide range of connectivity choices.

PACS Services
Cormax also intends to investigate and pursue a vertical medical solutions based on PACS (Patient Archive Control System). This system will be constructed by a division of Cormax into a service model, allowing hospitals to take advantage of this highly advanced means of gathering and disseminating patient images such as X-Ray, Ultrasound, CAT scans, MRI and Nuclear Imaging. The system archives and then makes available for distribution of all the images in a high-resolution format so healthcare professionals can view and collaborate with these documents from any location. This service will not only make rare technical staff more available to rural hospitals but also helps all the institutions using it to better manage and control its enormous image library.

OUR STRATEGIC PARTNERS

We have established relationships with some of the leading manufacturers of wireless technology that we integrate products and services for. Our intention is to use our strategic partnerships as part of our distribution model implementing our networks to differentiate a company's service offerings. Our strategic partners include: Marconi, WaveRider, Cisco, 3COM, Motorola, March Networks, Sonic Wall, Liebert, POLYCOM, TIL-TEK and Gabriel Electronics.

MARKETING AND SALES STRATEGIES

Brand Marketing

For the ISP market Cormax will brand its "turn-key" ISP solutions under the following:

AERIAL-IP - Fixed Wireless IP capable of delivering broadband Internet access up to 9Mbps without the need for any telephone lines or fiber optics. Small unobtrusive antennas are mounted to the customers building providing network access to anyone within the building.

MOBILE-IP - Wireless IP network capable of delivering DSL speeds without the need of any copper or fiber optic cabling. Moreover this advanced technology allows the subscriber to be both nomadic and even mobile capable of maintaining Internet access at speeds up to 120 KM/hr.

COPPERPLUS - Technology that allows for high speed IP traffic to be delivered throughout a building that has no data cabling. This revolutionary technology uses the telephone lines simultaneously with telephone traffic. Deliver 1.5 Million bits per second access to any room that has a telephone line and still be able to use the phone.
Customer Group Marketing

Existing ISPs

The marketing approach to the existing ISPs is to offer managed technologies that will allow them to offer more advanced services to existing and new customers. These services allow the ISP to compete with the larger carrier and cable based ISPs with comparable if not superior services. Many ISPs are struggling with the fact that they are trapped by the telephone company, able to deliver dial-up access but at the whim of the carrier to deliver DSL or broadband technology.

Our Aerial-IP solutions give the ISP and opportunity to deliver high capacity service completely bypassing the carrier.

Further our Mobile-IP technology offering will allow an ISP to deliver never before offered mobile or nomadic Internet services to it's clientele, specifically the laptop community who move throughout the city yet want ubiquitous access to the Internet.

Because many ISPs have cash flow but not necessarily significant capital reserves, our partnership allows them to construct wireless networks at a fraction of the cost, and Cormax will administer and support these solutions so the ISP need not acquire the specialized networking skills themselves.

New ISPs

Many organizations or companies are considering becoming Internet Service Providers, they often come with a specific skill set but lack the ability or capital to design and implement a large scale ISP network. Again, Cormax fully managed Aerial-IP, Mobile-IP and CopperPlus products will allow a new ISP to quickly establish a presence in their area, without the considerable infrastructure costs normally associated with starting an ISP.


Private Corporations
Cormax will continue to market to private organizations wishing to build their own networks using either carrier provided technology or the Internet. In most cases Internet security and bandwidth management are growing issues for organizations wishing to get the most out of their Internet connection. Cormax will promote its ability to provide top quality solutions to all these corporate networking issues.

COMPETITION

With respect to the particular services offered by the Company, there is no knowledge or access to technology the Company exclusively possesses that cannot be replicated by other technicians. One of the key factors to success will be to rapidly expand our service base in major and secondary centres in Canada, providing our clients with a network and securing market share. The Company believes that securing a service with an established user base should allow it to effectively compete against the foreseeable competition. Similar systems are currently in place in Canada, however, these systems (such as private LANS/WANS) either lack the scope of operations planned by the Company, or are more specific in their alternate use.

Related areas that may be directly competitive include, Internet Service Providers, telecommunication companies, and Internet Portals:

Internet Service Providers: These companies provide web-hosting services, web-design services, Internet access and software application delivery on a similar subscription basis.

Telecommunication Companies: These companies provide Internet access services and because they have such a strong presence in the market it will become more desirable for these financial giants to bundle software application service with their connectivity. Most of these companies also include wireless services as part of their service offering.

Due to the competitive nature of the industry, any of the potential competitors could form alliances to gain a larger share in the market. Some services that are currently offered could be discontinued if our competition decides to outsource their own proprietary software.

Many of these competitors have significantly greater financial, technical and marketing resources and greater name recognition than we have. There can be no assurances that Cormax will compete successfully with its existing competitors or with any new competitors.

OUR EMPLOYEES

As of March 31, 2001 we had 10 full time employees and 2 consultants.


AVAILABLE INFORMATION AND REPORTS TO SECURITIES HOLDERS

We are subject to the informational requirements of the Securities Exchange Act of 1934 and pursuant to those requirements we file reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Reports, proxy and information statements filed under Sections 14(a) and 14(c) of the Securities Exchange Act of 1934 and other information filed with the SEC, including copies of the registration statement, can be inspected and copied SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.


Item 17. Management Discussion and Analysis

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION OF THE RESULTS OF OUR OPERATIONS AND FINANCIAL CONDITION SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND THE NOTES THERETO INCLUDED ELSEWHERE IN THIS REPORT. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE DISCUSSION CONTAINED IN THIS REPORT CONTAINS "FORWARD-LOOKING STATEMENTS" THAT INVOLVE RISK AND UNCERTAINTIES. THESE STATEMENTS MAY BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "BELIEVES," "EXPECTS," "MAY," "WILL," "SHOULD" OR "ANTICIPATES" OR THE NEGATIVE THEREOF OR SIMILAR EXPRESSIONS OR BY DISCUSSIONS OF STRATEGY. THE CAUTIONARY STATEMENTS MADE IN THIS REPORT SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS REPORT. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THIS REPORT.

Result of Operations


During the three-month periods ended March 31, 2001, we had revenues of $110,970 compared to nil in the same period in 2000. We incurred general and administrative expenses of $133,996 for the three-month period ended March 31, 2001 and $168,071 for the three-month period ended March 31, 2000. Net loss in the three-month periods ended March 31, 2001 was ($84,409) or $.01 per share compared to net income of $734,889 or ($.01 per share) in the same period 2000. We recognize revenues as they are earned, not necessarily as they are collected. Direct costs such as hosting expense, design cost and server expense are classified as cost of goods sold. General and administrative expenses include salaries, accounting, advertising, contract labor, bank charges, entertainment, equipment rental, insurance, legal, supplies, pay roll taxes, postage, professional fees, telephone and travel. The decrease in general and administrative expenses during the three month period ended March 31, 2001 as compared to the three month period ended March 31, 2000 is primarily attributable to the decrease in employee levels which went from a high of twenty five to our current level of ten employees and two consultants.


Liquidity and Capital Resources.

The auditor's report accompanying our audited financial statements for the year ended December 31, 2000 indicated that there is substantial doubt respecting our ability to continue as a going concern. The qualification was due to our need to generate positive cash flow from operations or obtain additional financing. During the quarter ended March 31, 2001, we were unable to generate positive cash flow. No assurance can be given that we will be able to achieve our cash flow or obtain our additional financing.

We have incurred losses since the inception of our business. We expect to continue to incur losses until we increase our revenues while reducing costs of good sold and general and administrative expenses. We have been dependent on additional funding from lenders and investors to conduct operations. As at March 31, 2001 we had an accumulated deficit of $4,444,706 compared to accumulated deficits of $2,224,208 and $4,529,114 at March 31, 2000 and December 31, 2000,
respectively. As at March 31, 2001, we had total current assets of $1,272,420 and total current liabilities of $2,147,213 or negative working capital of $813,589. At December 31, 2000, we had total current assets of $66,270 and total current liabilities of $1,237,431 or negative working capital of $1,171,161. At March 31, 2000 we had total current assets of $16,181, and total current liabilities of $1,845,569 or negative working capital of $1,864,388. We currently have no material commitments for capital expenditures. We will continue to evaluate possible acquisitions or investments in businesses, products and technologies that are complimentary to ours. These may require the use of cash which would require us to seek financing. We believe that existing cash, investments and loans available under our present credit facilities will only be sufficient for the next 1 to 2 months. However, we may sell additional equity or debt securities or seek additional credit facilities to fund acquisition-related or other business costs. Sales of additional equity or convertible debt securities would result in additional dilution to our stockholders. We may also need to raise additional funds in order to support more rapid expansion, develop new or enhanced services or products, respond to competitive pressures, or take advantage of unanticipated opportunities. Our future liquidity and capital requirements will depend upon numerous factors, including the success of our service offerings and competing technological and market developments.


Item 18. Description of Property


Cormax Business Solutions Inc. maintains office space of approximately 3,234 square feet in Calgary, Alberta, Canada. The address is #250, 708 11th Avenue S.W. Postal code T2R 0E4. The lease at these premises expires January 31, 2003. The monthly lease payments are $5,686.99 Cdn that includes parking, operating costs and property taxes. Cormax management feels that the premises have been adequate to date. There are no intentions of renovating our existing premise. According to the landlord we carry adequate insurance.


Cormax has since subleased its prior premises located at #810, 808 4th Avenue S.W. Calgary, Alberta. This sublease expires April 30, 2002. As we expand our staff and services we will require a larger accommodation to house our employees and equipment in the near future.

Item 19. Certain Relationships and Related Transactions


On August 31, 2000, Cormax entered into an agreement and plan of reorganization whereby the shareholders of Cavalcade of Sports Networks Inc., will receive shares of Watchout! in exchange for 100% of the outstanding shares of Cormax. Concurrently, the board adopted a reverse split of the issued and outstanding shares of Watchout! on a ten-for-one basis.

The issuance of 350,000 shares to Shawn K. Clarke is for services rendered as a member of the Board of Directors of Cormax Business Solutions. As of February 26, 2001, Mr. Clarke resigned as a member of the Board of Directors. The shares are restricted stock that will be registered no later than 2 years from the date of this filing. In addition Mr. Bernhard Wieser resigned as CTO on February 26, 2001.

Baker Reese is a Panama based Law firm whose services were retained by Cormax for research and development of the expansion of our services into Latin American Countries. The management of Cormax has since made an offer to Baker Reese to elect a representative of their choice to sit as a member of the Cormax Board of Directors.

On October 10, 2000 the Company made a proposal to some of its creditors, to which a total amount of 1,389,075 was owed to issue a total of 1,389,075 shares in satisfaction of its indebdtedness. Creditors to which $623,163 is owed have accepted the Company's proposal. Creditors owed a total of $765,912 have yet to accept the Company's proposal and a total of 765,912 shares are reserved for issuance to such creditors. Cavalcade accepted the terms of the creditor agreement for the repayment of the inter-company loan for $939,000 dollars.

On December 29, 2000 the Company entered into a letter of intent to acquire 92% of the common shares of Wirelesson.com Ltd. The Company presently holds 8% of Wirelesson.com's common shares. Wirelesson is a provider of advanced Internet and networking solutions delivering high speed reliable internet connections. Its wholly owned subsidiary Expanded Solutions Systems Inc. provides consultation, hardware, software and services to build advanced technology solutions. The letter of intent provides that Watchout! will issue 1.0 million of its common shares to acquire the shares of Wirelesson that it does not currently hold; would provide employee contract to two key employees of Wirelesson. In addition Watchout! will be obligated to pay the two key employees of Wirelesson a bonus of $100,000 Cdn each and to issue them shares of Watchout! with a market value of $1.8 million if certain revenue and profit figures are reached by Wirelesson. In connection with the acquisition of the shares of Wirelesson, Watchout! is obligated to pay a commission of $100,000 on or before July 1, 2001. As of March 10, 2001 the management of Cormax has since terminated its letter of intent with Wirelesson. The reasons for this are the outstanding liabilities of the company, the depreciated value of Wirelesson's assets and low moral amongst the staff. Since that time we have been later informed that Wirelesson has ceased operations and our auditors have written off the companies original investment in Wirelesson as reflected in the December 31, 2000 financial statements.

On March 8, 2001, the Registrant entered into an agreement to acquire 100% of the common shares of Expanded Systems Solution Inc., from Novalink Finance Ltd. In connection with the asset sale agreement, dated March 8, 2001, the agreement appoints Kenneth F. McCallion, Esq. A lawyer located in 100 Park Avenue, New York, NY as the escrow agent. Novalink Finance shall deposit Five Hundred Thousand Common Shares (500,000) of Expanded Systems Solutions Inc. being all of the outstanding shares of Expanded Systems into the escrow account of the escrow agent stated. The Registrant Shall deposit Four Hundred Thousand (400,000) shares of Watchout! Inc., common shares into the escrow account. The Escrow agent agrees to hold the shares and stock in the escrow account to fulfill the terms of the agreement. The escrow account is established for the payment to Novalink Finance pursuant to the agreement for the sum of Two Hundred Thousand ($200,000) Dollars. The shares deposited in the escrow account shall be registered under a registration statement with the Securities Exchange Commission as specified in the agreement. Upon the registration statement becoming effective the escrow agent is to liquidate the shares in the Escrow account in an orderly fashion, no more than 20,000 of the shares per week. The Escrow agent shall liquidate the shares over the liquidation period and pay no more than $50,000 at the end of the first and second periods, no more than $100,000 at the end of the third period. The proceeds shall be paid to Novalink Finance Ltd. seven days after the close of each period.

March 16, 2001 the management of Cormax terminated its contract with Eyewear Online due to the inability of Eyewear to make timely payment because of failure to secure funding for our contract. In addition, the management of Eyewear have stated they are unable to provide compensation for the required work set forth and alternative payment arrangements have not been established.

March 16, 2001 the Management of Cavalcade of Sports Network dividend out 2,510,000 shares of Watchout! to the shareholders of Cavalcade of Sports Network.

March 16, 2001 Todd Violette completed a share exchange with the new management of Cavalcade to exchange 939,000 share of Watchout for Violette's shares of Class B common shares of Cavalcade. Effectively terminating all relationships between Cavalcade and Cormax. Violette still owns 25,000,000 shares of Cavalcade which represents about a 9% interest in Cavalcade.


Item 20. Market For Common Equity and Related Stockholder Matters

The following table sets forth the range of high and low bid closing quotations for our common stock for each quarter within the last year. These quotes were provided by the Over-The-Counter Bulletin Board, and reflect inter dealer prices without retail mark-up, mark down or commission and may not represent actual transactions. From the period of December 30, 1999 to October 15, 2000 our common stock traded under the trading symbol "WTCH". As of October 16, 2000 Watchout! completed a 10-1 reverse stock split at which time the trading symbol was changed to "WATC". The high and low closing sales prices are as follows:


The outstanding registered securities of the Company were quoted on the OTCBB during the year 1999.

                                                         Closing Bid
                                                         -----------
Period                                          High                    Low

First Quarter                                   $0.125                  $.0
Second Quarter                                  $0.125                  $.0
Third Quarter                                   $0.125                  $.0
Fourth Quarter                                  $4.00                   $0.125

The outstanding registered securities of the Company were quoted on the OTCBB during the year 2000.

Period                                                   Closing Bid
------                                                   -----------
                                                High                    Low

First Quarter                                   $4.875                  $0.531
Second Quarter                                  $1.875                  $0.344
Third Quarter                                   $0.50                   $0.11
Fourth Quarter                                  $0.468                  $0.046

The outstanding registered securities of the Company were quoted on the OTCBB during the year 2001.

Period                                                   Closing Bid
------                                                   -----------
                                                High                    Low

First Quarter                                   $0.37                   $0.063

As of March 31, 2001 there were 14,879,921 shares of our common stock issued and outstanding and approximately 416 shareholders of record of our common stock. The Price of our common stock as of March 31, 2001 was $0.125.

No dividends have been declared or paid by the Company and presently intends to retain all future earnings, if any, to finance the expansion and development of its business.

Item 21. Executive Compensation


The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the fiscal year ended December 31, 2000 and the addition of Grahame Entwistle in March 2001.



                           Summary Compensation Table
                                                                                                 All
Name                                                 Restricted        Securities                Other
And                                 Other Annual     Stock             Underlying       LTIP     Compens-
Principle         Salary   Bonus    Compensation     Award(s)          Options/SARs     Payouts  ation
Position Year     ($)      ($)      ($)              ($)               (#)              ($)      ($)
------------------------------------------------------------------------------------------------------
Todd A   2000
Violette          81,000 USD        $4,000 USD (1)   1,000,000                                   CDN$
Chairman
President
------------------------------------------------------------------------------------------------------
Dan      2000     54,000 USD
Meikleham         0                 0                0                 200,000          0        CDN$
Secretary
Controller
------------------------------------------------------------------------------------------------------
Grahame  2001     54,000 USD        0                0                 200,000          0        CDN$
Entwistle
Director
------------------------------------------------------------------------------------------------------

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR value
(None)

Long Term Incentive Plans - Awards in Last Fiscal Year (None)

(1) Todd Violette is entitled to a $4,000 relocation expense for relocated from the United States to Calgary.


Item 22. Financial Statements

                             Cormax Solutions, Inc.
                          Index to Financial Statements


Report of Independent Auditor's..............................................F-1

Balance Sheet................................................................F-2

Statement of Operations......................................................F-3

Statement of Changes in Stockholders' Equity.................................F-4

Statement of Cash Flows......................................................F-5

Notes to Financial Statements.........................................F-6 - F-9


                        EXPANDED SYSTEMS SOLUTIONS, INC.
                          Index to Financial Statements


Report of Independent Auditor'..... .......................................F-10

Balance Sheet ...................... ......................................F-11

Statement of Operations ............. .....................................F-12

Statement of Changes in Stockholders' Equity... ...........................F-13

Statement of Cash Flows......................... ..........................F-14

Notes to Financial Statements.................... ..................F-15 - F-16


                         Cormax Business Solutions Inc.
                              Unaudited financials
                      for the quarter ending March 31,2001
                          Index to Financial Statements


 Balance Sheet ............................................................F-17

 Statement of Operations ..................................................F-18

Statement of Cash Flows....................................................F-19

Notes to Financial Statements............................................. F-20


                         CORMAX BUSINESS SOLUTIONS, INC.
                         PRO FORMA FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Consolidated
   Balance Sheet at March 31, 2001.........................................F-21

Unaudited Pro Forma Condensed Consolidated
  Statement of Operations for the three months ended March 31, 2001........F-22

Notes to Unaudited Pro Forma Condensed
  Consolidated Financial Statements........................................F-23


                        Predecessor Financial Statements

Watchout! Inc. Balance Sheets 1999, 1998, 1997.............................F-24

Watchout! Inc Profit and Loss 1999,1998 and 1997...........................F-25

Watchout Inc Statement of Cash Flow 1999, 1998 and 1997....................F-26

                           Michael Johnson & Co., LLC
                          Certified Public Accountants
                        9175 East Kenyon Ave., Suite 100
                             Denver, Colorado 80237

Michael B. Johnson C.P.A.                             Telephone:  (303) 796-0099
Member:  A.I.C.P.A.                                         Fax:  (303) 796-0137
Colorado Society of C.P.A.s





                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Cormax Business Solutions, Ltd.
Calgary, AB T2P 3E8

We have audited the accompanying balance sheets of Cormax Business Solutions, Ltd. (formerly known as Watchout!, Inc.) as of December 31, 2000 and 1999, and the related statements of operations, cash flows, and changes in stockholders' equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial positions of Cormax Business Solutions, Ltd. at December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 7 to the financial statements, conditions exists which raise substantial doubt about the Company's ability to continue as a going concern unless it is able to generate sufficient cash flows to meet its obligations and sustain its operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Michael Johnson & Co., LLC
Denver, Colorado
March 28, 2001

                         CORMAX BUSINESS SOLUTIONS, INC
                                 Balance Sheets
                           December 31, 2000 and 1999


ASSETS                                                                                     2000                1999
                                                                                        -----------         -----------
Current Assets:
      Cash                                                                              $     3,471         $        --
      Accounts Receivable -trade                                                             62,799                  --
                                                                                        -----------         -----------
      Total Current Assets                                                                   66,270                  --
                                                                                        -----------         -----------

Investments:                                                                                  8,280                  --
                                                                                        -----------         -----------

Fixed Assets:
      Computer Equipment                                                                    111,523                  --
      Computer Software                                                                       6,921                  --
      Furniture & Fixtures                                                                   26,151                  --
                                                                                        -----------         -----------
                                                                                            144,595                  --
      Less Accumulated Depreciation                                                         (14,921)                 --
                                                                                        -----------         -----------
      Net Fixed Assets                                                                      129,674                  --
                                                                                        -----------         -----------

Other Assets:
      Organizational Costs                                                                       --              15,250
      Less Accumulated Amortization                                                              --              (6,100)
                                                                                        -----------         -----------
      Total Other Assets                                                                         --               9,150
                                                                                        -----------         -----------

TOTAL ASSETS                                                                            $   204,224         $     9,150
                                                                                        ===========         ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
      Accounts Payable - trade                                                          $   783,282         $   475,989
      Accrued Expenses                                                                      105,682             431,642
      Accrued Interest Payable                                                               98,467             139,639
      Due to Stockholders                                                                        --             466,445
      Notes Payable                                                                         250,000             450,000
                                                                                        -----------         -----------
      Total Current Liabilities                                                           1,237,431           1,963,715
                                                                                        -----------         -----------

Stockholders' Equity:
      Preferred Stock, No par value, 10,000,000 shares authorized, no shares
      issued or outstanding Common Stock, Par Value $.001, 50,000,000 shares                     --                  --
       authorized,  12,051,921 and 1,503,024, issued and outstanding
       at December 31, 2000 and 1999, respectively                                           12,052               1,503
      Additional Paid-In Capital                                                          3,483,855           1,003,029
      Retained Deficit                                                                   (4,529,114)         (2,959,097)
                                                                                        -----------         -----------
      Total Stockholders' Equity                                                         (1,033,207)         (1,954,565)
                                                                                        -----------         -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                              $   204,224         $     9,150
                                                                                        ===========         ===========


    The accompanying notes are an integral part of the financial statements.

                        CORMAX BUSINESS SOLUTIONS, INC
                            Statements of Operations
                 For the Years Ended December 31, 2000 and 1999


                                                     2000               1999
                                                 ------------      ------------

REVENUES:                                        $    194,620      $         --

EXPENSES:
      Selling and Marketing                           912,366                --
      General and Administrative                    1,498,062            12,130
                                                 ------------      ------------
      Total Expenses                                2,410,428            12,130
                                                 ------------      ------------

OTHER REVENUES & EXPENSES:
      Interest Expense                                (34,067)          (34,068)
      Interest Income                                     240                --
      Loss on Investments                            (291,720)               --
                                                 ------------      ------------
      Total Other Revenues & Expenses                (325,547)          (34,068)
                                                 ------------      ------------

Extraordinary item - debt forgiveness                 971,338                --
                                                 ------------      ------------

NET INCOME (LOSS)                                $ (1,570,017)     $    (46,198)
                                                 ============      ============

Per Share Information:
      Weighted average number
      of common shares outstanding                 12,051,000        15,030,245
                                                 ------------      ------------

Net Loss per common share                        $      (0.13)     $      (0.01)
                                                 ============      ============



    The accompanying notes are an integral part of the financial statements.

                         CORMAX BUSINESS SOLUTIONS, INC.
                            Statements of Cash Flows
                 For the Years Ended December 31, 2000 and 1999



                                                           2000          1999
                                                       -----------    -----------
Cash Flows from Operating Activities:
       Net Loss                                        $(1,570,017)   $   (46,198)
       Adjustments to reconcile Net Loss to net cash
         used in operating activities:
         Depreciation and Amortization                      14,921          3,050
         Stock issued for services                       2,453,830
         Debt Forgiveness                                 (971,338)
         Changes in Assets & Liabilities:
         (Increase) in Accounts Receivable                 (62,799)            --
         Increase in Accounts Payable                      307,293          8,500
         Increase in Accrued Expenses                      (23,824)        34,068
                                                       -----------    -----------
Net Cash Used In Operating Activities                      148,066           (580)
                                                       -----------    -----------

Cash Flows from Investing Activities
       Other capital expenditures                         (144,595)            --
                                                       -----------    -----------
Cash Flows Used In Investing Activities                   (144,595)            --
                                                       -----------    -----------

Cash Flows from Financing Activities
       Proceeds from stock issuance                             --             --
       Short-term borrowings                                    --             --
       Note principal payments                                  --             --
                                                       -----------    -----------
Cash Flows Provided By Financing Activities                     --             --
                                                       -----------    -----------

Net (Decrease) Increase in Cash and Cash Equivalents         3,471           (580)

Cash and Cash Equivalents at Beginning of Period                --            580
                                                       -----------    -----------

Cash and Cash Equivalents at End of Period             $     3,471    $        --
                                                       ===========    ===========

Supplemental Information:
       Interest Paid                                   $     7,735    $     7,101
                                                       ===========    ===========
       Income Taxes Paid                               $        --    $        --
                                                       ===========    ===========


   The accompanying notes are an integral part of these financial statements.

                         CORMAX BUSINESS SOLUTIONS, INC
             Statements of Changes in Stockholders' Equity (Deficit

                                                                                      Additional       Retained           Total
                                                              Common Stock             Paid-In         Earnings        Stockholders'
                                                         Shares           Amount       Capital         (Deficit)         Equity
                                                       -----------     -----------     -----------     -----------      -----------
Balance - December 31, 1997                              1,503,024     $     1,503     $ 1,003,029     $(2,056,003)     $(1,051,471)

Net Loss                                                        --              --              --        (856,896)        (856,896)
                                                       -----------     -----------     -----------     -----------      -----------
Balance -  December 31, 1998                             1,503,024           1,503       1,003,029      (2,912,899)      (1,908,367)
                                                       -----------     -----------     -----------     -----------      -----------
Net Loss                                                        --              --              --         (46,198)         (46,198)
                                                       -----------     -----------     -----------     -----------      -----------
Balance - December 31, 1999                              1,503,024           1,503       1,003,029      (2,959,097)      (1,954,565)
                                                       -----------     -----------     -----------     -----------      -----------
Stock issued for cancellation of debt                       35,000              35          34,965              --           35,000
Stock issued for services                                8,003,897           8,004       2,445,826              --        2,453,830
Stock issued for subsidiary                              2,510,000           2,510              --              --            2,510
Net Loss for year ended                                         --              --              --      (1,570,017)      (1,570,017)
                                                       -----------     -----------     -----------     -----------      -----------
Balance -  December 31, 2000                            12,051,921          12,052       3,483,820      (4,529,114)      (1,033,242)
                                                       ===========     ===========     ===========     ===========      ===========



   The accompanying notes are an integral part of these financial statements.

                             Cormax Solutions, Inc.
                          Notes to Financial Statements
                                December 31, 2000

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICES

         Nature of Business

         Cormax Solutions, Inc. (the "Company") was incorporated July 22, 1983 under the laws of Utah for the purpose of obtaining capital to seek potentially profitable business opportunities. Since inception, the Company has been engaged in organizational activities. In 1997, the Company acquired two entities: Watchout, a California corporation, and Goldpoint International, a limited liability company. In November of 1998, the corporation changed its name to Watchout!, Inc.

         On September 1, 2000, the Company acquired Cormax Business Solutions, Ltd., an Alberta Canada incorporated company, utilizing the purchase method of accounting. Acquisition was effected through the issue of 25,100,000 common shares of the company, constituting approximately 50.24% of the shares after the acquisition, in exchange for all the outstanding shares of Cormax Business Solutions, Ltd. The Company changed its name to Cormax Business Solutions, Ltd. on February 26, 2001.

         The Company's fiscal year end is December 31.

         Basis of Accounting:

         These financial statements are presented on the accrual method of accounting in accordance with generally accepted accounting principles. Significant principles followed by the Company and the methods of applying those principles, which materially affect the determination of financial position and cash flows, are summarized below:

         Cash and Cash Equivalents

         For the purpose of the statement of cash flows, cash and cash equivalents include cash in bank and money market accounts.

         Income Taxes:

         The Company accounts for income taxes under SFAS No. 109, which requires the asset and liability approach to accounting for income taxes. Under this method, deferred tax assets and liabilities are measured based on differences between financial reporting and tax bases of assets and liabilities measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

         Use of Estimates:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

         Net earning (loss) per share

         Net loss per share is based on the weighted average number of common shares and common share equivalents outstanding during the period.

                             Cormax Solutions, Inc.
                          Notes to Financial Statements
                                December 31, 2000

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):


         Property and Equipment

         The Company follows the practice of capitalizing property and equipment over $250 at cost. The cost of ordinary maintenance and repairs is charged to operations while renewals and replacements are capitalized. Depreciation is computed on the straight-line method over the following estimated useful lives. Depreciation expense for the year was $14,921.

                  Computer Equipment                                   5 years
                  Computer Software                                    3 years
                  Furniture & Fixtures                                 5 years

         Revenue Recognition

         Product Sales are sales of on-line products and specialty items. Revenue is recognized at the time of sale.

         Fair Value of Financial Instruments

         The carrying amount of accounts receivable, accounts payable, notes payable, and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of these financial instruments.

         Other Comprehensive Income

         The Company has no material components of other comprehensive income
         (loss) and accordingly, net loss is equal to comprehensive loss in all periods.

NOTE 2 -INVESTMENTS

         The Company purchased 483,000 shares of Micromatix.net , a publicly traded company, for $300,000. On August 8, 2000, the board of directors of Micromatix.net approved a 7 to 1 reverse split and is traded under the OTCBB symbol "IMTE". At December 31, 2000 the market value of this stock was $8,280.

         In February 2000, the Company entered into a memorandum of understanding to make an investment in MJAC Communication (MJAC). In consideration for 2,500,000 shares of restricted stock, the Company was to receive a 51% ownership stake in MJAC. MJAC holds the marketing and licensing rights to become a level one Internet Service Provider in the greater Washington, DC area. This understanding was subsequently rescinded on June 20, 2000.

NOTE 3 -NOTES PAYABLE

         Following is a summary of Notes Payable at December 31, 2000:

         Note Payable to individual, 12%, unsecured, due on demand     $166,000

         Note Payable to individual, 12%, unsecured, due on demand       84,000
                                                                       --------

                                                                       $250,000

                             Cormax Solutions, Inc.
                          Notes to Financial Statements
                                December 31, 2000

NOTE 4 - CAPITAL STOCK TRANSACTIONS

        On October 13, 2000, the Company's Board of Directors and shareholders approved a 10 to 1 reverse split of common stock. All shares and per share amounts in the accompanying financial statements of the Company and notes thereto have been retroactively adjusted to give effect to the stock splits.

NOTE 5 - DEBT FORGIVENESS

         During the year, stockholders of the Company forgave loans payable of $622,945, along with $77,241 of accrued interest, and $271,152 of accrued expenses.

NOTE 6 - INCOME TAXES

         There has been no provision for U.S. federal, state, or foreign income taxes for any period because the Company has incurred losses in all periods and for all jurisdictions.

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets are as follows:

         Deferred tax assets
            Net operating loss carryforwards                   $4,529,114
            Valuation allowance for deferred tax assets        (4,529,114)
                                                               ----------
         Net deferred tax assets                               $        -
                                                               ==========

         Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. As of December 31, 2000, the Company had net operating loss carryforwards of approximately $4,529,114 for federal income tax purposes. These carryforwards, if not utilized to offset taxable income begin to expire in 2009. Utilization of the net operating loss may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. The annual limitation could result in the expiration of the net operating loss before utilization.

NOTE 7 -GOING CONCERN:

         The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. The Company incurred a net loss of $1,570,017 for the current year and has experienced significant losses in prior years. At December 31, 2000, current liabilities exceed current assets by $1,171,161.

          The future success of the Company is likely dependent on its ability to attain additional capital to develop its proposed products and ultimately, upon its ability to attain future profitable operations. There can be no assurance that the Company will be successful in obtaining such financing, or that it will attain positive cash flow from operations.

                             Cormax Solutions, Inc.
                          Notes to Financial Statements
                                December 31, 2000

NOTE 8 -SUBSEQUENT EVENTS:

         On March 13, 2001 the Company entered into an agreement to purchase all of the issued and outstanding common shares of Expanded Systems, Inc. (Expanded). Expanded is a private company engaged in the business of installing wireless facilities and is a reseller of wireless equipment. The effective date of purchase was March 15, 2001. The purchase price of the common shares was $200,000 Canadian dollars, and was paid by the issuance of 400,000 shares of the Company's registered trading common stock. The Company's shares are held by an escrow agent and liquidated in satisfaction of the purchase price over a period of nine months. Should the escrow agent realize less than the $200,000 Canadian dollars from the shares, the Company is required to pay the shortfall in cash within seven days following the end of the liquidation period. In the event there are shares remaining in the escrow account after realizing the $200,000, the escrow agent is to return the excess shares to the treasury of the Company.

                           MICHAEL JOHNSON & CO. LLC.
                            9175 East Kenyon Ave #100
                                Denver, CO 80237
                                  303-796-0099
                                  303-796-0137


                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Expanded Systems Solutions, Inc.
Calgary, AB T2P 3E8

We have audited the accompanying balance sheet of Expanded Systems Solutions, Inc. as of March 30, 2001, and the related statements of operations, cash flows, and changes in stockholders' equity for the period July 1, 2000 to March 30, 2001 then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Expanded Systems Solutions, Inc. at March 30, 2001, and the results of its operations and its cash flows for the period July 1, 2000 to March 30, 2001 then ended, in conformity with generally accepted accounting principles.



Michael Johnson & Co LLC//signed
Denver, Colorado
May 8, 2001

                         Expanded Systems Solutions Inc.
                                     Audited
                                  Balance Sheet
                          July 1, 2000 - March 30, 2001

ASSETS

CURRENT ASSETS:
 Cash                                                               $    50,280
 Accounts Receivable -trade                                           1,090,843
 Inventory                                                               31,998
 Prepaid Expenses                                                         3,104
                                                                    -----------
 Total Current Assets                                                 1,176,225
                                                                    -----------


FIXED ASSETS:
 Computer Equipment                                                      23,501
 Computer Software                                                        4,452
 Furniture & Fixtures                                                    10,934
                                                                    -----------
                                                                         38,887
 Less Accumulated Depreciation                                          (18,307)
                                                                    -----------
 Net Fixed Assets                                                        20,580
                                                                    -----------

TOTAL ASSETS                                                        $ 1,196,805
                                                                    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Accounts Payable - trade                                           $ 1,098,761
 Accrued Expenses                                                         5,267
 Due to Stockholders                                                     21,135
 Accounts Payable - GST                                                  26,703
 Notes Payable                                                           10,989
                                                                    -----------
 Total Current Liabilities                                            1,162,855
                                                                    -----------

STOCKHOLDERS' EQUITY:
 Common Stock, No Par Value, 500,000 shares
  authorized,  500,000, issued and outstanding
                                                                             68
 Retained Earnings                                                       33,882
                                                                    -----------
 Total Stockholders' Equity                                              33,950
                                                                    -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $ 1,196,805
                                                                    ===========

                         Expanded Systems Solutions Inc.
                                     Audited
                             Statement of Operations
                          July 1, 2000 - March 30, 2001



REVENUES:                                                             2,257,189

COST OF GOODS SOLD:                                                   2,077,926
                                                                    -----------

GROSS PROFIT                                                            179,263
                                                                    -----------

OPERATING EXPENSES:
      elling and Marketing
     S                                                                       --
     General and Administrative                                         249,584
                                                                    -----------
     Total Expenses                                                     249,584
                                                                    -----------

OTHER REVENUES & EXPENSES:
      nterest Expense
     I                                                                     (554)
      nterest Income
     I                                                                      940
      oss on Investments
     L                                                                       --
                                                                    -----------
      otal Other Revenues & Expenses
     T                                                                      386
                                                                    -----------


NET INCOME (LOSS)                                                   $   (69,935)
                                                                    ===========

PER SHARE INFORMATION:
     Weighted average number
     of common shares outstanding                                       500,000
                                                                    -----------

NET LOSS PER COMMON SHARE                                           $     (0.14)
                                                                    ===========

                         Expanded Systems Solutions Inc.
                                     Audited
                         Changes in Shareholders Equity
                          July 1, 2000 - March 30, 2001



                                               COMMON STOCK                  RETAINED              TOTAL
                                      ----------------------------           EARNINGS            STOCKHOLDERS'
                                      SHARES             AMOUNT              (DEFICIT)             EQUITY
                                     ---------           ---------           ---------            ---------
BALANCE - JULY 31, 1998                500,000           $      68           $  96,221            $  96,289

Net Income                                  --                  --               3,647                3,647
                                     ---------           ---------           ---------            ---------
BALANCE - JULY 31, 1999                500,000                  68              99,868               99,936
                                     ---------           ---------           ---------            ---------

Net Income                                  --                  --               3,949                3,949
                                     ---------           ---------           ---------            ---------
BALANCE - JULY 31, 2000                500,000                  68             103,817              103,885
                                     ---------           ---------           ---------            ---------

Net Loss for period ended                   --                  --             (69,935)             (69,935)
                                     ---------           ---------           ---------            ---------
BALANCE -  MARCH 30, 2001              500,000           $      68           $  33,882            $  33,950
                                     =========           =========           =========            =========

                         Expanded Systems Solutions Inc.
                                     Audited
                               Cash Flow Statement
                          July 1, 2000 - March 30, 2001



CASH FLOWS FROM OPERATING ACTIVITIES:
      Net Loss                                         $ (69,935)
      Adjustments to reconcile net loss to net cash
        used in operating activities:
        Depreciation and Amortization
                                                             429
        Changes in Assets & Liabilities:
        (Increase) in Accounts Receivable               (448,043)
        Increase in Accounts Payable                     473,432
        Increase in Accrued Expenses
                                                             662
        Increase in Accounts Payable - GST                18,194
                                                       ---------
Net Cash Used In Operating Activities                    (43,455)
                                                       ---------

CASH FLOWS FROM INVESTING ACTIVITIES
      Capital expenditures
                                                              28
                                                       ---------
Cash Flows Used In Investing Activities
                                                              28
                                                       ---------

CASH FLOWS FROM FINANCING ACTIVITIES
      Proceeds from stock issuance
                                                              --
      Short-term borrowings
                                                              --
      Note principal payments
                                                              --
                                                       ---------
Cash Flows Provided By Financing Activities
                                                       ---------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS     (43,427)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD          93,707
                                                       ---------

CASH AND CASH EQUIVALENTS AT END OF PERIOD             $  50,280
                                                       =========


SUPPLEMENTAL INFORMATION:
      Interest Paid                                    $     831
                                                       =========
      Income Taxes Paid                                $      --
                                                       =========

                        Expanded Systems Solutions, Inc.
                          Notes to Financial Statements
                                 March 30, 2001


NOTE 1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICES
         -----------------------------------------

         Nature of Business

         Expanded Systems Solutions, Inc. (the "Company") was incorporated June 18, 1993 under the laws of Alberta and has a Federal Charter to conduct business throughout Canada. Since inception, the Company has been engaged in the business of designing and installing Private networks, the resale of hardware and the supply of after sale maintenance contracts.

         Basis of Accounting:

         These financial statements are presented on the accrual method of accounting in accordance with generally accepted accounting principles. Significant principles followed by the Company and the methods of applying those principles, which materially affect the determination of financial position and cash flows, are summarized below:

         Cash and Cash Equivalents

         For the purpose of the statement of cash flows, cash and cash equivalents include cash in bank and money market accounts.

         Use of Estimates:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

         Net earning (loss) per share

         Net loss per share is based on the weighted average number of common shares and common share equivalents outstanding during the period.

         Property and Equipment

         The Company follows the practice of capitalizing property and equipment over $250 at cost. The cost of ordinary maintenance and repairs is charged to operations while renewals and replacements are capitalized. Depreciation is computed on the straight-line method over the following estimated useful lives. Depreciation expense for the year was $643.

                  Computer Equipment                                   5 years
                  Computer Software                                    3 years
                  Furniture & Fixtures                                 5 years

         Fair Value of Financial Instruments

         The carrying amount of accounts receivable, accounts payable, notes payable, and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of these financial instruments.

         -----------------------------------------------------

         Revenue Recognition

         Product Sales are sales of on-line products and specialty items. Revenue is recognized at the time of sale.

         Other Comprehensive Income

         The Company has no material components of other comprehensive income
         (loss) and accordingly, net loss is equal to comprehensive loss in all periods.


NOTE 2   INVENTORY
         ---------

         Inventories at March 30, 2001, by major classification, were comprised of the following:

                  Finished goods                              $31,998
                                                              -------
                                                              $31,998
                                                              =======

         Inventory consists primarily of Finished Goods and is stated at the lower of costs or market. Cost is determined under the first-in, first-out method (FIFO) valuation method.

NOTE 3   OPERATING LEASES
         ----------------

         In February 1998, the Company entered into lease agreements for office and warehouse space in Calgary, Canada that expires in January 2003. Rental expense for the period was $23,545.

         The following is a schedule of future minimum payments under capital and operating leases and obligations under capital leases (present value of future minimum rentals) as of March 30, 2001:

                                                   Capital          Operating

                                2001               $ 7,429            $15,695
                                2002                 4,923             24,531
                                2003                   356              2,141
                                                   -------            -------
                                                    12,708            $42,367
                                                   =======            =======

           Less amount representing interest         1,719
                                                     -----
      Total obligations under capital leases       $10,989
                                                   =======

NOTE 4   DUE TO STOCKHOLDERS
         -------------------

         Two officers of the Company advanced the Company $10,703 and $10,432 for operations. The advances were unsecured, due on demand, and bear no interest.

NOTE 5:  Acquisition of Expanded Systems Solutions Inc.
         ----------------------------------------------

         On March 13, 2001 the Owners of the Company entered into an agreement to sell all of the issued and outstanding common shares of Expanded Systems Solutions, Inc. to Cormax Business Solutions, Inc. The purchase became effective on March 20, 2001.

                         CORMAX BUSINESS SOLUTIONS INC.
                                 BALANCE SHEETS
                                   (Unaudited)



                                                                            MARCH 31,            DECEMBER 31,
ASSETS                                                                        2001                  2000
                                                                           -----------           -----------
CURRENT ASSETS:
    Cash                                                                   $    47,891           $     3,471
    Accounts Receivable -trade                                               1,192,531                62,799
    Inventory                                                                   31,998                    --
    Prepaid Expenses                                                                --                    --
                                                                           -----------           -----------
    Total Current Assets                                                     1,272,420                66,270
                                                                           -----------           -----------

INVESTMENTS:                                                                     8,280                 8,280
                                                                           -----------           -----------

FIXED ASSETS:
    Computer Equipment                                                         147,890               111,523
    Computer Software                                                            4,438                 6,921
    Furniture & Fixtures                                                        43,600                26,151
                                                                           -----------           -----------
                                                                               195,928               144,595
    Less Accumulated Depreciation                                              (18,650)              (14,921)
                                                                           -----------           -----------
    Net Fixed Assets                                                           177,278               129,674
                                                                           -----------           -----------

OTHER ASSETS:
    Goodwill
                                                                               159,974                    --
    Less Accumulated Amortization                                                   --                    --
                                                                           -----------           -----------
    Total Other Assets                                                         159,974                    --
                                                                           -----------           -----------

TOTAL ASSETS                                                               $ 1,617,952           $   204,224
                                                                           ===========           ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts Payable - trade                                               $ 1,618,193           $   783,282
    Accrued Expenses                                                            96,466               105,682
    Accrued Interest Payable                                                   100,215                98,467
    Due to Stockholders                                                         61,204                    --
    Notes Payable - current portion                                            271,135               250,000
                                                                           -----------           -----------
    Total Current Liabilities                                                2,147,213             1,237,431
                                                                           -----------           -----------

LONG-TERM DEBT - NOTES PAYABLE                                                  10,989                    --
                                                                           -----------           -----------

TOTAL LIABILITIES                                                            2,158,202             1,237,431
                                                                           -----------           -----------

STOCKHOLDERS' EQUITY:
    Preferred Stock, No par value, 10,000,000 shares
    authorized, no shares issued or outstanding
    Common Stock, Par Value $.001, 50,000,000 shares                                --                    --
     authorized,  14,951,921 and 12,051,921, issued and outstanding
     at March 31, 2001 and December 31, 2000, respectively                      14,951                12,052
    Additional Paid-In Capital                                               3,889,505             3,483,855
    Retained Deficit                                                        (4,444,706)           (4,529,114)
                                                                           -----------           -----------
    Total Stockholders' Equity                                                (540,250)           (1,033,207)
                                                                           -----------           -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                 $ 1,617,952           $   204,224
                                                                           ===========           ===========

                         CORMAX BUSINESS SOLUTIONS INC.
                             Statement of Operations
                                 for the Period
                        January 1, 2001 to March 31, 2001
                                   (Unaudited)

                                                      THREE MONTHS ENDED
                                                          MARCH 31,
                                                 ------------------------------
                                                     2001              2000
                                                 ------------      ------------


REVENUES:                                        $    110,970      $         --

EXPENSES:
     Selling and Marketing                                 --             8,500
     General and Administrative                       133,996           159,571
                                                 ------------      ------------
     Total Expenses                                   133,996           168,071
                                                 ------------      ------------

OTHER REVENUES & EXPENSES:
     Interest Expense                                      --                --
     Interest Income                                       --                --
     Other Income                                      42,695                --
     Other Expenses                                   (54,981)               --
                                                 ------------      ------------
     Total Other Revenues & Expenses
                                                      (12,286)               --
                                                 ------------      ------------

Extraordinary item - debt forgiveness                 119,720           902,960
                                                 ------------      ------------

NET INCOME (LOSS)                                $     84,408      $    734,889
                                                 ============      ============

PER SHARE INFORMATION:
     Weighted average number
     of common shares outstanding                  14,879,921        15,205,245
                                                 ------------      ------------

NET INCOME (LOSS) PER COMMON SHARE               $       0.01      $      (0.01)
                                                 ============      ============

                         CORMAX BUSINESS SOLUTIONS INC.
                             Statement of Cash Flow
                                 for the Period
                        January 1, 2001 to March 31, 2001
                                   (Unaudited)

                                                             THREE MONTHS ENDED
                                                                  MARCH 31,
                                                        --------------------------
                                                            2001           2000
                                                        -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net Income                                        $    84,408    $   734,889
      Adjustments to reconcile net income to net cash
        used in operating activities:

        Depreciation and Amortization                         3,729             --
        Stock issued for services                            80,281
        Debt Forgiveness                                   (119,720)      (902,960)

        Goodwill                                            159,974             --
        Changes in Assets & Liabilities:

        (Increase) in Accounts Receivable                (1,129,732)            --

        Increase in Inventory                               (31,998)            --
        Decrease in Prepaid Expenses                             --         (2,500)
        Increase in Accounts Payable                        834,911          6,285
        Increase in Accrued Expenses                         (7,468)           938
                                                        -----------    -----------
Net Cash Used In Operating Activities                      (125,615)      (163,348)
                                                        -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
      Purchase of investments                                    --       (636,500)
      Capital expenditures                                  (16,607)
                                                        -----------    -----------
Cash Flows Used In Investing Activities                     (16,607)      (636,500)
                                                        -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
      Proceeds from stock issuance                           93,314             --
      Due to stockholders                                    61,204             --
      Proceeds from notes payable                            32,124        811,500
      Note principal payments                                    --             --
                                                        -----------    -----------
Cash Flows Provided By Financing Activities                 186,642        811,500
                                                        -----------    -----------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS         44,420         11,652


CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD              3,471             --
                                                        -----------    -----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD              $    47,891    $    11,652
                                                        ===========    ===========



SUPPLEMENTAL INFORMATION:
      Interest Paid                                     $        --    $        --
                                                        ===========    ===========
      Income Taxes Paid                                 $        --    $        --
                                                        ===========    ===========

                         CORMAX BUSINESS SOLUTIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS


1.       Presentation of Interim Information

          In the opinion of the management of Cormax Business Solutions, Ltd., the accompanying unaudited financial statements include all normal adjustments considered necessary to present fairly the financial position as of March 31, 2001, and the results of operations for the three months ended March 31, 2001 and 2000, and cash flows for the three months ended March 31, 2001 and 2000. Interim results are not necessarily indicative of results for a full year.

         The financial statements and notes are presented as permitted by Form 10-Q, and do not contain certain information included in the Company's audited financial statements and notes for the fiscal year ended December 31, 2000.

2.       Acquisition of Expanded Systems Solutions

         On March 13, 2001 the Company entered into an agreement to purchase all of the issued and outstanding common shares of Expanded Systems Solutions, Inc. (Expanded). Expanded is a private company engaged in the business of installing wireless facilities and is a reseller of wireless equipment. The purchase became effective on March 20, 2001. The purchase price of the common shares was $200,000 U.S. dollars, and was paid by the issuance of 400,000 shares of the Company's common stock. The Company's shares are held by an escrow agent and are to be liquidated in satisfaction of the purchase price over a period of nine months. Should the escrow agent realize less than the $200,000 from the shares, the Company is required to pay the shortfall in cash within seven days following the end of the liquidation period. In the event there are shares remaining in the escrow account after realizing the $200,000, the escrow agent is to return the excess shares to the treasury of the Company. The company has accounted for the acquisition of the shares of Expanded as a purchase and the excess of the purchase price over the underlying net asset value of Expanded is shown as goodwill in the amount of $239,960.82 CDN on the balance sheet at March 31, 2001.

                         CORMAX BUSINESS SOLUTIONS, INC.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2001

ASSETS                                                    CORMAX        EXPANDED SYSTEMS    ADJUSTMENTS        PRO FORMA
                                                         ----------     ----------------    -----------        ----------
CURRENT ASSETS:
              CASH                                           (2,389)           50,280                --            47,891
              ACCOUNTS RECEIVABLE                           101,688         1,090,843                --         1,192,531
              INVENTORY                                          --            31,998                --            31,998
              PREPAID EXPENSES                               (3,104)            3,104                --                --
              TOTAL CURRENT ASSETS                           96,195         1,176,225                --         1,272,420
                                                         ----------------------------------------------------------------

INVESTMENTS:                                                  8,280                                                 8,280

FIXED ASSETS:
              COMPUTER EQUIPMENT                            124,389            23,501                --           147,890
              COMPUTER SOFTWARE                                 (14)            4,452                --             4,438
              FURNITURE & FIXTURES                           32,666            10,934                --            43,600
              LESS ACCUMULATED DEPRECIATION                    (343)          (18,307)               --           (18,650)
              NET FIXED ASSETS                              156,697            20,580                --           177,277
                                                         ----------------------------------------------------------------

OTHER ASSETS:
              INVESTMENT IN EXPANDED-SYSTEMS                200,000                --        (2) 40,026           159,974
                                                         ----------------------------------------------------------------
TOTAL ASSETS                                                461,172         1,196,805                --         1,617,951
                                                         ================================================================

LIABILITIES AND STOCKHOLDER' EQUITY

CURRENT LIABILITIES:
              ACCOUNTS PAYABLE                              492,729         1,125,464                --         1,618,193
              ACCRUED EXPENSES                               91,199             5,267                --            96,466
              ACCRUED INTEREST PAYABLE                      100,215                --                --           100,215
              DUE TO STOCKHOLDER                             40,069            21,135                --            61,204
              NOTES PAYABLE                                 271,135            10,989                --           282,124
              TOTAL CURRENT LIABILITIES                     995,347         1,162,855                --         2,158,202
                                                         ----------------------------------------------------------------

STOCKHOLDERS' EQUITY:
Preferred Stock, No par value, 10,000,000 shares
authorized, no shares issued or outstanding
Common Stock, Par Value $.001, 500,000,000
shares                                                       14,951                --                --            14,951
authorized 14,951,921 issued and outstanding
at March 31, 2001
Additional Paid-In Capital                                3,889,505                --                --         3,889,505
Expanded Systems Common Stock                                    --                68        (1)    (68)               --
Accumulated (Deficit)                                    (4,444,706)               --                          (4,444,706)
Expanded Systems Retained Earnings                               --            33,882        (1)  6,076                --
                                                                 --                --        (2)(39,958)               --
Total Stockholders' Deficit                                (574,200)           33,950                --          (540,250)
                                                         ----------------------------------------------------------------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                    421,147         1,196,805                --         1,617,952
                                                         ================================================================


See accompanying notes to Pro Forma Condensed Financial Information

(1) Adjustments to earnings of Expanded Systems for the three month period ended March 31, 2001

(2) Elimination of common stock and retained earnings of Expanded Systems Solutions, Inc.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                        THREE MONTHS ENDED MARCH 31, 2001

                                                                     CORMAX         EXPANDED SYSTEMS     ADJUSTMENTS     PRO FORMA
                                                                   ----------       ----------------     -----------     ----------
ORDINARY INCOME/EXPENSE
INCOME
                   SALES                                              110,970             1,389,202                       1,500,173
                   COST OF GOOD SOLD                                       --             1,287,220                       1,287,220

                            GROSS PROFIT                              110,970               101,982                         212,953
EXPENSE
       GENERAL & ADMINISTRATIVE EXPENSE

                  ACCOUNTING & LEGAL                                    8,260                    66                           8,326
                  AUTOMOTIVE EXPENSE                                    1,509                 1,991                           3,501
                  DEPRECIATION & AMORTIZATION                           3,730                    --                           3,730
                  SELLING & MARKETING                                      --                    10                              10
                  BUSINESS TAX, LICENSES, DUES                            223                 1,222                           1,445
                  CONSULTANTS                                           4,955                18,040                          22,995
                  INSURANCE                                               484                     0                             484
                  INTEREST & BANK CHARGES                                 262                   (87)                            175
                  ENTERTAINMENT                                           217                   547                             764
                  OFFICE EXPENSE                                        7,340                 1,842                           9,182
                  COURIER                                                 920                 1,269                           2,190
                  PROMOTION                                            14,974                    --                          14,974
                  ADVERTISING                                             353                    --                             353
                  RENT                                                  7,596                 8,880                          16,475
                  PAYROLL EXPENSES                                     67,090                42,780                         109,870
                  E.I                                                     266                 1,240                           1,507
                  C.P.P                                                   343                 1,625                           1,968
                  TELEPHONE & COMMUNICATIONS                            7,409                 2,208                           9,618
                  TRAVEL LODGING & MEALS                                  103                     9                             112
                  TRAVEL TRANSPORTATION                                 3,349                   869                           4,218
                  TAXES                                                 4,613                    --                           4,613
                                                                   ----------            ----------                      ----------
                            TOTAL EXPENSE                             133,996                82,512                         216,508


NET ORDINARY INCOME                                                   (23,026)               19,470                          (3,556)


OTHER REVENUES & EXPENSES:
                 OTHER INCOME                                          42,695                    --                          42,695
                 OTHER EXPENSES                                       (54,981)                   --                         (54,981)
                                                                   ----------            ----------                      ----------

       TOTAL OTHER REVENUE & EXPENSES                                 (12,286)                   --                         (12,286)

EXTRAORDINARY ITEM - DEBT FORGIVINESS                                 119,720                    --                         119,720
                                                                   ----------            ----------                      ----------

NET INCOME                                                             84,408                19,470                         103,878

     WEIGHTED AVERAGE COMMON SHARES                                13,253,588

     NET INCOME PER SHARE                                                0.01


     PRO FORMA NET INCOME PER SHARE                                                                                            0.01

Principles of Consolidation

Note 1. The unaudited pro forma condensed consolidated statements of operations for the Company for the period January 1, 2001 to March 31, 2001 have been prepared as if the acquisition, which has been accounted for as a purchase, had occurred on January 1, 2001.

Note 2. The unaudited pro forma condensed consolidated balance sheet of the Company has been prepared as if the acquisition, which has been accounted for as a purchase, had occurred on January 1, 2001.

Note 3. The following pro forma adjustments are reflected in the unaudited pro forma condensed consolidated financial information:

(a) Issuance of 400,000 shares of common stock to purchase all of the issued and outstanding common stock of Expanded Systems Solutions, Inc. for $200,000 effective March 20, 2001. In accordance with the Asset Sale Agreement and the Escrow Agreement being Exhibit 2.1 and
          Exhibit 2.2 included in this Registration Statement.

Note 4. The unaudited pro forma condensed consolidated financial statements do not purport to represent the Company's results of operations for future periods.

Note 5. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements of the Company and the related notes thereto.

                        Predecessor Financial Statements

                                    Watchout! Inc.
                         Balance Sheets 1999, 1998, 1997


                                                                1999                 1998                  1997
                                                             ----------           ----------           ----------
ASSETS
     Current Assets
          Cash                                                       --                  580               59,147
          Accounts Receivable                                        --                   --              137,454
          Less Allowance for Doubtful Accounts                       --                   --              (53,325)
          Inventory                                                  --                   --              162,000
                                                             ----------           ----------           ----------
     Total Current Assets                                            --                  580              305,276
                                                             ==========           ==========           ==========

     Due from Affiliate                                              --                   --                   --
                                                             ==========           ==========           ==========

     Fixed Assets
          Property Plant and Equipment                               --                   --               17,905
          Less Accumulated Depreciation                              --                   --               (5,653)
                                                             ----------           ----------           ----------

           Total Fixed Assets                                        --                   --               12,252
                                                             ==========           ==========           ==========
     Other Assets
          Due from Officer                                           --                   --               27,935
          Organization Cost                                      15,250               15,250               16,853
          Less Accumulated Amortization                          (6,100)              (3,050)                  --
          Investment in Parent                                       --                   --                   --
                                                             ----------           ----------           ----------
     Total Other Assets                                           9,150               12,200               44,788
                                                             ==========           ==========           ==========

Total Assets                                                      9,150               12,780              362,316
                                                             ==========           ==========           ==========

LIABILITIES & STOCKHOLDERS' EQUITY
     Liabilities
          Current Liabilities
          Accrued Expenses                                      571,281              537,213              225,825
          Accounts Payable                                      475,989              475,989              319,983
          Due to Shareholders                                   466,445              457,945              307,424
          Due to Factor                                              --                   --               55,537
          Line of Credit                                             --                   --               54,968
          Notes Payable                                         450,000              450,000              450,000
                                                             ----------           ----------           ----------
     Total Current Liabilities                                1,963,715            1,921,147            1,413,737
                                                             ==========           ==========           ==========
          Shareholders Equity (Deficit)
          Additional Paid In Capital                            989,502              989,502              989,502
          Preferred Stock, no par value
          10,000,000 shares authorized no shares
          issued or outstanding
          Common Stock $.001 par value
          50,000,000 shares authorized
          49,555,626 issued and outstanding                      15,030               15,030               15,030

     Accumulated Deficit                                     (2,959,097)          (2,912,899)          (2,055,953)
                                                             ----------           ----------           ----------
     Total Stockholders' Deficit                             (1,954,565)          (1,908,367)          (1,051,421)
                                                             ----------           ----------           ----------
TOTAL LIABILITES & EQUITY                                         9,150               12,780              362,316
                                                             ==========           ==========           ==========

                                  Watchout! Inc
                                 Profit and Loss
                               1999,1998 and 1997


                                           Jan - Dec 1999  Jan - Dec 1998   Jan - Dec 1997
                                           --------------  --------------   --------------
     OPERATING REVENUES
     Revenue                                 $         --              --         826,446
     Cost of Goods Sold                                --              --        (485,767)
                                             ------------    ------------    ------------
     GROSS PROFIT                                      --              --         340,679
                                             ------------    ------------    ------------

     OPERATING EXPENSES

     Royalties                                         --          56,250         225,000
     Research Development                              --          48,048         260,359
     Selling Expenses                                  --              --          23,117
     Depreciation and Amortization                  3,050           3,050              --
     Bank Charges                                      --              --              --
     Consulting Fees                                   --          94,792          31,930
     Dues and Subscriptions                            --              --              --
     Marketing and promotions                          --           1,251           7,855
     Office Expense                                    --
     Payroll expense                                   --              --              --
     Employee benefits                                 --              --              --
     Professional fees                              8,500         122,051         112,851
     Rent                                              --              --              --
     Telephone & Communications                        --              --              --
     Travel                                            --              --              --
     Management Fees                                  580              --         115,321
     General & Administrative                       3,050          95,696         201,328
     Commitment/Loan Fees                              --         181,695          94,500
                                             ------------    ------------    ------------

     Total Operating Expense                       12,130         602,833       1,072,261
                                             ------------    ------------    ------------

     Net Operating Income (loss)                  (12,130)       (602,833)       (731,582)
                                             ------------    ------------    ------------
     OTHER INCOME (EXPENSE)
     Miscellaneous Income                              --              --          37,946
     Forgiveness of debt                               --              --              --
     Interest                                     (34,068)        (92,063)        (36,612)
     Loss on Sale of Receivables/Inventory             --        (162,000)       (238,254)
     Loss on Re-capitalization                         --              --              --
                                             ------------    ------------    ------------

     Total Other Income (expense)                 (34,068)       (254,063)       (236,920)
                                             ------------    ------------    ------------

Net Income (Loss)                                 (46,198)       (856,896)       (968,502)
                                             ============    ============    ============

Weighted Average Common Share                  15,030,245      15,030,245      15,030,245
                                             ============    ============    ============

Income (loss) Per Share                      $      (0.00)   $      (0.06)   $      (0.06)
                                             ============    ============    ============

                                  Watchout Inc
                             Statement of Cash Flow
                               1999, 1998 and 1997


                                                                                1999             1998              1997
                                                                             ---------         ---------         ---------
CASH USED IN OPERATING ACTIVITES
            Net Income (loss) for the Period                                 $ (46,198)         (856,896)         (968,502)
            Depreciation and Amortization                                        3,050                --             7,607
            Common Stock Issued in Exchange for Services                            --                --                43
            Expenses Paid by Stockholder as Capital Contribution                    --                --            88,500
            Changes in Operating Assets and Liabilities:
            Inventory                                                               --           162,000                --
            Accounts payable and Accrued Liabilities                             8,500           156,006           266,808
            Accrued Expenses                                                    34,068           301,210            25,668
            Account Receivable                                                      --            84,129           (83,115)
                                                                             ---------         ---------         ---------
            Net cash provided (used) by operating activities                      (580)         (153,551)         (662,991)
                                                                             ---------         ---------         ---------

CASH FLOWS FROM INVESTING ACTIVITIES
            Purchase of Equipment                                                   --                --           (11,435)
             (Advances) Payments to /from Member                                    --                --            73,080
                                                                             ---------         ---------         ---------
            Net cash used in investing activities                                   --                --            61,645
                                                                             ---------         ---------         ---------

CASH FLOW FROM FINANCING
            Advances from Stockholders                                              --           150,521           185,016
            Proceeds from Factor                                                    --           (55,537)          (16,902)
            Proceeds from Short Term Debt                                           --                --            20,961
            Proceeds from Common Stock                                              --                --             7,457
            Proceeds from Notes Payable                                             --                --           450,000
                                                                             ---------         ---------         ---------

            Net cash from financing activities                                      --            94,984           646,532
                                                                             ---------         ---------         ---------
            Net increase (decrease) in cash and cash equivalents                  (580)          (58,567)           45,186

            Cash at the beginning of the period                                    580            59,147            13,961

                                                                             ---------         ---------         ---------

            Cash at the end of the period                                    $      --               580            59,147
                                                                             =========         =========         =========

       SUPPLEMENTAL CASHFLOW
           Interest Paid                                                     $      --         $  11,063         $  10,924
                                                                             ---------         ---------         ---------
           Taxes Paid                                                        $      --         $      --         $   1,050
                                                                             ---------         ---------         ---------

                                    PART II

Item 23. Changes In and Disagreements With Accountants on Accounting and Financial Disclosure.


In connection with audits of two most recent fiscal years and any interim period preceding resignation, no disagreements exist with any former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of the former accountant would have caused him to make reference in connection with his report to the subject matter of the disagreement(s).

The principal accountant's report on the financial statements for any of the past two years contained no adverse opinion or a disclaimer of opinion nor was qualified as to uncertainty, audit scope, or accounting principles except for the "going concern" qualification.

For Fiscal Year 1992 and thereafter the Company engaged as its Auditor Michael
B. Johnson & Co. There were no disagreements as to any matter of accounting practice or principles, financial statement disclosure or auditing scope or procedure, with any prior accountant.


Item 24. Indemnification of Directors and Officers


We shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Utah, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer, or served any other enterprise as director, officer or employee at our request. The Board of Directors, in its discretion, shall have the power on our behalf to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee.

Utah Code Section 16-10a-902 provides that Utah corporations may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if the person's conduct was in good faith, was not opposed to the best interests of the corporation and in the case of any criminal proceeding, the person had no reasonable cause to believe his conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction, or a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the required standard of conduct. Indemnification is not available in a proceeding by the corporation in which the director is adjudged liable or, in connection with any other proceeding where the director derived an improper personal gain.

Further, in an action brought by us or in our right, if the person, after exhaustion of all appeals, is found to be liable to us, or if the person makes payment to us in settlement of the action, indemnification is available only to the extent a court of competent jurisdiction determines the person is fairly and reasonably entitled to indemnification. Such discretionary indemnification is available only as authorized on a case-by-case basis by: (1) the stockholders;
(2) a majority of a quorum of the Board of Directors consisting of members of the Board who were not parties to the action, suit or proceeding; (3) if a majority of a quorum of the Board of Directors consisting of members of the board who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (4) if a quorum of the Board of Directors consisting of members of the Board who were not parties to the action cannot be obtained, by independent legal counsel in a written opinion.

To the extent that our director or officer is successful in defending against an action, suit or proceeding brought against that person as a result of their current or former status as an officer or director, we must indemnify the person against all expenses actually and reasonably incurred by the person in connection with their defense. Utah law also allows Utah corporations to advance expenses of officers and directors incurred in defending a civil or criminal action as they are incurred, upon receipt of an undertaking by or on behalf of the director or officer to repay such expenses if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation because such officer or director did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

Our By-laws provide for the indemnification of its directors and officers to the maximum extent provided by law. It is the position of the SEC and certain state securities administrators that any attempt to limit the liability of persons controlling an issuer under the federal securities laws or state securities laws is contrary to public policy and therefore unenforceable.


Item 25. Other Expenses of Issuance and Distribution

SEC registration fee............................................. $ 1,838.98
Attorneys' fees and expenses..................................... $18,000.00
Accountants' fees and expenses................................... $20,000.00
Printing and other fees.......................................... $ 1,868.86
                                                                  ----------
          Total.................................................. $41,707.84
                                                                  ==========


Item 26. Recent Sales of Unregistered Securities


                                                                       Capital in
                                                                       Excess of        Exemption Used
                                    Common Shares                      (Less Than)      For Issuance
Name/Date                           Shares           Amount            Par Value        Of Stock
----------                          ------           ------            -----------      ---------------
                  Balance on
                  December 30,
                  1999              15,030,245

Jack Russel       Issue of Common                                                       Section 4(2)
12-30-99          Shares for
                  Services at
                  $.001/Share          100,000         $100                --

                  Balance,
                  Dec. 31/99        15,130,245           --                --

Ebusiness         Issue of Common                                                       Section 4(2)
Relations         Shares for
02-01-00          Services at
                  $.001/Share           75,000          $75                --

                  Balance at
                  March 31/00       15,205,245           --                --

Richard Epstein   Issue of Common                                                       S-8
04-10-00          Shares for
                  Services at
                  $.001/Share          750,000         $750                --

M. Johnson        Issue of Common                                                       S-8
04-10-00          Shares for
                  Services at
                  $.001/Share          750,000         $750                --

Andrew Farber     Issue of Common                                                       S-8
04-10-00          Shares for
                  Services at
                  $.001/Share           15,000          $15                --

Jeff Klein        Issue of Common                                                       S-8
04-10-00          Shares for
                  Services at
                  $.001/Share           15,000          $15                --



                                                                       Capital in
                                                                       Excess of        Exemption Used
                                    Common Shares                      (Less Than)      For Issuance
Name/Date                           Shares           Amount            Par Value        Of Stock
----------                          ------           ------            -----------      ---------------

Richard Epstein   Issue of Common                                                       Section 4(2)
05-08-00          Shares for
                  Services at
                  $.001/Share        2,000,000       $2,000                --

MJAC              Issue of Common                                                       Section 4(2)
05-08-00          Shares for
                  Services at
                  $.001/Share        2,500,000       $2,500                --

Mel Broussard     Issue of Common                                                       Section 4(2)
05-08-00          Shares for
                  Services at
                  $.001/Share        1,200,000       $1,200                --

                  Balance at
                  June 30/00        22,435,245           --                --

Andrew Farber     Issue of Common                                                       S-8
07-11-00          Shares for
                  Services at
                  $.001/Share           62,500       $62.50                --

Jeff Klein        Issue of Common                                                       S-8
07-11-00          Shares for
                  Services at
                  $.001/Share           62,500       $62.50                --

Debbie Hausman    Issue of Common                                                       S-8
07-11-00          Shares for
                  Services at
                  $.001/Share           90,000          $90                --

Paul Wakefield    Issue of Common                                                       S-8
07-11-00          Shares for
                  Services at
                  $.001/Share          750,000         $750                --

Todd Violette     Issue of Common                                                       S-8
07-11-00          Shares for
                  Services at
                  $.001/Share          200,000         $200                --

Stockbroker       Issue of Common                                                       Section 4(2)
Presentations     Shares for
07-12-00          Services at
                  $.001/Share          200,000         $200                --

Andrew Farber     Issue of Common                                                       S-8
08-31-00          Shares for
                  Services at
                  $.001/Share          322,500      $322.50                --

Jeff Klein        Issue of Common                                                       S-8
08-31-00          Shares for
                  Services at
                  $.001/Share          322,500      $322.50                --

Terry Reid        Issue of Common                                                       S-8
08-31-00          Shares for
                  Services at
                  $.001/Share          340,000         $340                --

Cavalcade of      Issue of Common                                                       Section 4(2)
Sports Networks   Shares for
Inc.              Acquisition at
09-01-00          $.001/Share       25,100,000      $25,100                --

Rob Highstreet    Issue of Common                                                       Section 4(2)
09-07-00          Shares for
                  Services at
                  $.001/Share           75,000          $75                --

                  Balance on
                  Sept. 30/00       49,960,245


                                                                       Capital in
                                                                       Excess of        Exemption Used
                                    Common Shares                      (Less Than)      For Issuance
Name/Date                           Shares           Amount            Par Value        Of Stock
----------                          ------           ------            -----------      ---------------

                  Transfer Agent Adjustment
                                    404,619          $404.62

                  10 to 1 Reverse Stock Split, October 16, 2000
                                    4,955,562

Todd Violette     Issue of Common                                                       Section 4(2)
12-08-00          Shares for
                  Services at
                  $.001/Share          500,000         $500                --

Dan Meikleham     Issue of Common                                                       Section 4(2)
12-08-00          Shares for
                  Services at
                  $.001/Share          500,000         $500                --

Shawn Clarke      Issue of Common                                                       Section 4(2)
12-08-00          Shares for
                  Services at
                  $.001/Share          350,000         $350                --

Philip Doublet    Issue of Common                                                       Section 4(2)
12-08-00          Shares for
                  Legal Settlement
                  At $.001/Share       300,000         $300                --

Terry Downs       Issue of Common                                                       Section 4(2)
12-08-00          Shares for
                  Services at
                  $.001/Share          200,000         $200                --

Cavalcade of      Issue of Common                                                       Section 4(2)
Sports Networks   Shares for
Inc.              Retirement of
12-08-00          Debt at $.001/
                  Share                939,000         $939                --

Groupa Gia        Issue of Common                                                       Section 4(2)
12-08-00          Shares for
                  Repayment of
                  Loan at
                  $.001/Share        1,300,000       $1,300                --

Baker Reese       Issue of Common                                                       Section 4(2)
12-08-00          Shares for
                  Services at
                  $.001/Share          800,000         $800                --

Promark           Issue of Common                                                       Section 4(2)
12-08-00          Shares for
                  Services at
                  $.001/Share          500,000         $500                --

Danna Charland    Issue of Common                                                       Section 4(2)
12-08-00          Shares for
                  Services at
                  $.001/Share           10,000          $10                --

Erin Moroz        Issue of Common                                                       Section 4(2)
12-08-00          Shares for
                  Services at
                  $.001/Share           10,000          $10                --

Ross Burke        Issue of Common                                                       Section 4(2)
12-08-00          Shares for
                  Services at
                  $.001/Share           10,000          $10                --

Chris Knox        Issue of Common                                                       Section 4(2)
12-08-00          Shares for
                  Services at
                  $.001/Share           10,000          $10                --

Deneen            Issue of Common                                                       Section 4(2)
Tedeschini        Shares for
12-08-00          Services at
                  $.001/Share           10,000          $10                --



                                                                       Capital in
                                                                       Excess of        Exemption Used
                                    Common Shares                      (Less Than)      For Issuance
Name/Date                           Shares           Amount            Par Value        Of Stock
----------                          ------           ------            -----------      ---------------


Rick Shykora      Issue of Common                                                       Section 4(2)
12-08-00          Shares for
                  Services at
                  $.001/Share           25,000          $25                --

John Williams     Issue of Common                                                       Section 4(2)
12-08-00          Shares for
                  Services at
                  $.001/Share           25,000          $25                --

Sean White        Issue of Common                                                       Section 4(2)
12-08-00          Shares for
                  Services at
                  $.001/Share           30,000          $30                --

West Canadian     Issue of Common                                                       Section 4(2)
Oil & Gas         Shares for
12-08-00          Services at
                  $.001/Share          150,000         $150                --

Richard Greene    Issue of Common                                                       Section 4(2)
12-08-0  Shares for
                  Services at
                  $.001/Share          150,000         $150                --

Farber & Klein    Issue of Common                                                       Section 4(2)
12-08-00          Shares for
                  Services at
                  $.001/Share           37,000          $37                --

Alliance          Issue of Common                                                       Section 4(2)
Equities          Shares for
12-08-00          Debt Settlement
                  At $.001/Share       300,000         $300                --

American          Issue of Common                                                       Section 4(2)
Arbitration       Shares for
Assoc.            Debt Settlement
12-08-00          At $.001/Share         4,593        $4.59                --

Barbara Frankel   Issue of Common                                                       Section 4(2)
12-08-00          Shares for
                  Debt Settlement
                  At $.001/Share        35,000          $35                --

Samuel G. Davis   Issue of Common                                                       Section 4(2)
& Associates      Shares for
12-08-00          Debt Settlement
                  At $.001/Share         4,773        $4.77                --

Comyns, Smith     Issue of Common                                                       Section 4(2)
McCleary LLP      Shares for
12-08-00          Debt Settlement
                  At $.001/Share        40,000          $40                --

DCI, Inc.         Issue of Common                                                       Section 4(2)
12-08-00          Shares for
                  Debt Settlement
                  At $.001/Share         9,800        $9.80                --

Gilbert           Issue of Common                                                       Section 4(2)
International     Shares for
12-08-00          Debt Settlement
                  At $.001/Share        12,500       $12.50                --

Karen Shao        Issue of Common                                                       Section 4(2)
12-08-00          Shares for
                  Debt Settlement
                  At $.001/Share        22,893       $22.89                --

Mortimer          Issue of Common                                                       Section 4(2)
Gershman          Shares for
12-08-00          Debt Settlement
                  At $.001/Share        20,000       $20.00                --

Thomas J.         Issue of Common                                                       Section 4(2)
Irvine            Shares for
12-08-00          Debt Settlement
                  At $.001/Share        86,250       $86.25                --



                                                                       Capital in
                                                                       Excess of        Exemption Used
                                    Common Shares                      (Less Than)      For Issuance
Name/Date                           Shares           Amount            Par Value        Of Stock
----------                          ------           ------            -----------      ---------------

Len Dorfman       Issue of Common                                                       Section 4(2)
12-08-00          Shares for
                  Debt Settlement
                  At $.001/Share       200,000         $200                --

Northwest Etch    Issue of Common                                                       Section 4(2)
Technology Inc.   Shares for
12-08-00          Debt Settlement
                  At $.001/Share         4,663        $4.66                --

                  Balance on
                  December 31/00    12,129,921

Private Sale      Issue of Common                                                       Section 4(2)
Of Stock          Shares for Cash
01-18-01          At $.038/Share       500,000         $500           $18,545

Private Sale      Issue of Common                                                       Section 4(2)
Of Stock          Shares for Cash
01-18-01          At $.099/Share       500,000         $500           $49,450

Timothy Magnus    Issue of Common                                                       S-8
01-22-01          Shares for
                  Services at
                  $.001/Share          300,000         $300                --

Jeff Klein        Issue of Common                                                       S-8
01-22-01          Shares for
                  Services at
                  $.001/Share           25,000         $                   --

Andrew Farber     Issue of Common                                                       S-8
01-22-01          Shares for
                  Services at
                  $.001/Share           25,000         $                   --

Debra Hausman     Issue of Common                                                       S-8
01-22-01          Shares for
                  Services at
                  $.001/Share           28,000         $                   --

Gerry Franco      Issue of Common                                                       Section 4(2)
02-15-01          Shares for
                  Services at
                  $.001/Share          250,000         $250                --

Private Sale      Issue of Common                                                       Section 4(2)
Of Stock          Shares for Cash
02-22-01          At $.022/Share       700.000         $700           $14,535
                  Balance at
                  March 31/01       14,879,921           --                --

Glenn Boyd        Issue of Common                                                       Section 4(2)
04-10-01          Shares for
                  Services at
                  $.001/Share          500,000         $500                --

Grahame           Issue of Common                                                       Section 4(2)
Entwistle         Shares for
04-10-01          Services at
                  $.001/Share          500,000         $500                --

Shawna Guy        Issue of Common                                                       Section 4(2)
04-10-01          Shares for
                  Services at
                  $.001/Share            5,000           $5                --

Mark Rees         Issue of Common                                                       Section 4(2)
04-10-01          Shares for
                  Services at
                  $.001/Share            5,000            $5               --

Morgan Pollyck    Issue of Common                                                       Section 4(2)
04-10-01          Shares for
                  Services at
                  $.001/Share            5,000           $5                --




                                                                       Capital in
                                                                       Excess of        Exemption Used
                                    Common Shares                      (Less Than)      For Issuance
Name/Date                           Shares           Amount            Par Value        Of Stock
----------                          ------           ------            -----------      ---------------

Grant Harding     Issue of Common                                                       Section 4(2)
04-10-01          Shares for
                  Services at
                  $.001/Share            5,000           $5                --

Steve Breek       Issue of Common                                                       Section 4(2)
04-10-01          Shares for
                  Services at
                  $.001/Share          100,000         $100                --

Capstone &        Issue of Common                                                       Section 4(2)
Company           Shares for
04-17-01          Debt Settlement
                  At $.001/Share       700,000         $700                --

Novalink          Issue of Common                                                       Section 4(2)
Finanace Ltd.     Shares for
04-17-01          Acquisition
                  At $.001/Share       400,000         $400                --

Glenn Boyd        Issue of Common                                                       Section 4(2)
04-17-01          Shares for
                  Services at
                  $.001/Share          750,000         $750                --

Grahame           Issue of Common                                                       Section 4(2)
Entwistle         Shares for
04-17-01          Services at
                  $.001/Share          750,000         $750                --

Mark Johnson      Issue of Common                                                       Section 4(2)
04-23-01          Shares for
                  Settlement of
                  Contract at
                  $.001/Share          375,000         $375                --

John Batzel       Issue of Common                                                       S-8
04-24-01          Shares for
                  Services at
                  $.001/Share          100,000         $100                --

Ellie Segev       Issue of Common                                                       S-8
04-24-01          Shares for
                  Services at
                  $.001/Share          100,000         $100                --

Mike Williams     Issue of Common                                                       S-8
04-24-01          Shares for
                  Services at
                  $.001/Share          300,000         $300                --

Dan Meikleham     Issue of Common                                                       S-8
04-24-01          Shares for
                  Services at
                  $.001/Share           30,000          $30                --

John Williams     Issue of Common                                                       S-8
04-24-01          Shares for
                  Services at
                  $.001/Share          130,000         $130                --

Sean White        Issue of Common                                                       S-8
04-24-01          Shares for
                  Services at
                  $.001/Share          130,000         $130                --

Rick Shykora      Issue of Common                                                       S-8
04-24-01          Shares for
                  Services at
                  $.001/Share          130,000         $130                --

Kenneth           Issue of Common                                                       S-8
McCallion         Shares for
04-24-01          Services at
                  $.001/Share          200,000         $130                --

Michael Littman   Issue of Common                                                       S-8
04-24-01          Shares for
                  Services at
                  $.001/Share          180,000         $180                --

Private Sale      Issue of Common                                                       Section 4(2)
Of Stock          Shares for Cash
04-26-01          At $.025/Share     1,000,000       $1,000           $24,000

Vladimir Morgun   Issue of Common                                                       Section 4(2)
05-14-01          Shares for
                  Loan Security
                  At $.001/Share     1,400,000       $1,400                --

Private Sale      Issue of Common                                                       Section 4(2)
Of Stock          Shares for Cash
05-22-01          At $.037/Share       220,000         $220            $7,970

Private Sale      Issue of Common                                                       Section 4(2)
Of Stock          Shares for Cash
06-08-01          At $.025/Share       510,000         $510           $11,990


Item 27. Exhibits

         All exhibits were previously filed unless otherwise noted.


Exhibit #        Description                        Location
---------        -----------                        --------
3.1              Articles of Incorporation          Exhibit to Annual Report
                 on Form 10K for Fiscal Year
                 ended June 30, 1986

3.2              Bylaws of Registrant               Exhibit to Annual Report
                 on Form 10K for Fiscal
                 Year ended June 30, 1986

3.3              Amendment to Articles of           Exhibit to Form 8-K filed
                 Incorporation                      December 14, 1998

5.1*             Legal Opinion of Michael A.
                 Littman

10.1             Share Purchase Agreement           Exhibit to Form 8-K filed
                                                    March 2000

10.2             Letter of Intent - Inter-          Exhibit to Form 8-K filed
                 national Mercantile Corp.          March 2000

10.3             Lease of Watchout! Inc.'s
                 office in Calgary, Alberta

10.4             Lease of Watchout! Inc.'s
                 office in Bethesda, Maryland

10.5             Consulting Agreement between
                 Watchout! Inc. and West
                 Canadian Oil & Gas Inc.

10.6             Letter of Intent to Acquire
                 Wirelesson.com Ltd. And
                 Expanded Systems Solutions
                 Inc.

10.7             Service Contract between
                 Watchout! Inc and Eyewear
                 Online Inc.

10.8             Loan Agreement between
                 Watchout! Inc. and Grupo Gia.

10.9*            Barrington Capital Corporation
                 Stock Purchase and Subscription
                 Agreement

10.10*           Protek Trading S.A. Stock Purchase
                 and Subscription Agreement

23.1*            Consent of Michael Johnson

------------
*        Filed herewith.

Item 28. Undertakings

   (a) The Registrant hereby undertakes that it will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution

         (iv) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (v) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

   (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commissions such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Calgary, Province of Alberta on July 3, 2001.

                                  CORMAX BUSINESS SOLUTIONS, INC.





                                  By: /s/ Todd A Violette
                                      ------------------------------------------
                                      Todd A Violette, Chairman of The Board